As filed with the Securities and Exchange Commission on August 12, 2019

Registration No. 333-232820

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

under the Securities Act of 1933

IMAC Holdings, Inc.

(Exact Name of Registrant as specified in its charter)

Delaware	8093	83-0784691
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)

IMAC Holdings, Inc.

1605 Westgate Circle

Brentwood, Tennessee 37027

(844) 266-4622

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Jeffrey S. Ervin

Chief Executive Officer

IMAC Holdings, Inc.

1605 Westgate Circle

Brentwood, Tennessee 37027

(844) 266-4622

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Spencer G. Feldman, Esq.
Olshan Frome Wolosky LLP
1325 Avenue of the Americas, 15th Floor
New York, New York 10019
(212) 451-2300

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer [ ]	Accelerated Filer [ ]	Non-Accelerated Filer [ ]	Smaller Reporting Company [X]
Emerging Growth Company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus	Subject to Completion - Dated August 12, 2019

1,963,863 Shares of Common Stock

This prospectus relates to the offer and sale of up to 1,963,863 shares of common stock, par value $0.001 per share, of IMAC Holdings, Inc., a Delaware corporation, by Lincoln Park Capital Fund, LLC, or Lincoln Park or the selling securityholder.

The shares of common stock being offered by the selling securityholder have been or may be issued pursuant to the Purchase Agreement, dated July 15, 2019, that we entered into with Lincoln Park. See “The Lincoln Park Transaction” for a description of that agreement and “Selling Securityholder” for additional information regarding Lincoln Park. The prices at which Lincoln Park may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the selling securityholder in this offering.

The selling securityholder may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the selling securityholder may sell the shares of common stock being registered pursuant to this prospectus. The selling securityholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

We will pay the expenses incurred in registering the shares, including legal and accounting fees. See “Plan of Distribution.”

Our common stock is traded on the Nasdaq Capital Market under the symbol “IMAC.” On August 9, 2019, the last reported sale price of our common stock on the Nasdaq Capital Market was $3.93 per share.

An investment in our securities is highly speculative, involves a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 12.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August __, 2019

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About this Prospectus

You should rely only on the information contained in this prospectus. We have not, and the selling securityholder has not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell, nor is the selling securityholder seeking an offer to buy, securities in any state where the offer or solicitation is not permitted. The information contained in this prospectus is complete and accurate as of the date on the front cover of this prospectus, but information may have changed since that date. We are responsible for updating this prospectus to ensure that all material information is included and will update this prospectus to the extent required by law.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these industry publications and third-party research, surveys and studies are reliable, we have not independently verified such data and we do not make any representation as to the accuracy of the information.

Unless otherwise indicated, information in this prospectus concerning economic conditions, our industry, our markets and our competitive position is based on a variety of sources, including information from third-party industry analysts and publications and our own estimates and research. Some of the industry and market data contained in this prospectus are based on third-party industry publications. This information involves a number of assumptions, estimates and limitations. The sources of the third-party industry publications referred to in this prospectus are:

●	Orbis Research, an independent market research firm; and

●	IBIS World, an independent industry research company.

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Prospectus Summary

This summary highlights information contained in this prospectus and in the documents incorporated by reference, and this summary does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this prospectus and the documents incorporated by reference in their entirety. Some of the statements in this prospectus and the documents incorporated by reference constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Our Company

We are a growing chain of innovative medical advancements and care (IMAC) regeneration centers, combining life science advancements with traditional medical care for movement-restricting diseases and conditions. Our mix of medical and physical procedures is designed to improve patient experiences and outcomes, and to reduce healthcare costs as compared to other available treatment options. We own six and manage eight outpatient clinics that provide regenerative, orthopedic and minimally invasive procedures and therapies. Our treatments are performed by licensed medical practitioners through our regenerative rehabilitation protocols designed to improve the physical health, to advance the quality of life and to lessen the pain of our patients. We do not prescribe opioids, but instead offer an alternative to conventional surgery or joint replacement surgery by delivering minimally invasive medical treatments to help patients with sports injuries, back pain, knee pain, joint pain, ligament and tendon damage, and other related soft tissue conditions. Our employees focus on providing exceptional customer service to give our patients a memorable and caring experience. We believe that we have priced our treatments to be affordable by 95% of the population and are well positioned in the expanding regenerative medical sector.

Our licensed healthcare professionals provide each patient a custom treatment plan that integrates innovative regenerative medicine protocols (representing 31% of our revenue) with traditional, minimally invasive (minimizing incisions and skin punctures) medical procedures (representing 33% of our revenue) in combination with physical therapies (representing 31% of our revenue from physical therapy, and remaining 5% of our revenue from chiropractic). We do not use or offer opioid-based prescriptions as part of our treatment options in order to help our patients avoid the dangers of opioid abuse and addiction. We have successfully treated patients that were previously addicted to opioids because of joint or soft tissue related pain. Further, our procedures comply with all professional athletic league drug restriction policies, including the National Football League (NFL), National Basketball League (NBA), National Hockey League (NHL), and Major League Baseball (MLB).

Dr. Matthew Wallis, DC, our Chief Operating Officer, opened the first IMAC Regeneration Center in Paducah, Kentucky 19 years ago in August 2000, which remains the flagship location of our current business. Dr. Jason Brame, DC joined Dr. Wallis in 2008. In 2015, Drs. Wallis and Brame hired Jeffrey S. Ervin as our Chief Executive Officer to collectively create and implement their growth strategy. The result was the formal creation of IMAC Holdings, LLC to expand IMAC clinics outside of western Kentucky, with such facilities to remain owned or operated under the group using the IMAC Regeneration Center name and services. In June 2018, we completed a corporate conversion in which IMAC Holding, LLC was converted to IMAC Holdings, Inc. to consolidate ownership of existing clinics and implement our growth strategy.

Since May 2016, we have opened six outpatient medical clinics and acquired seven physical therapy practices for a total of 14 clinics in Illinois, Kentucky, Missouri and Tennessee. In order to enhance our brand, we have partnered with several active and former professional athletes, opening six Ozzie Smith IMAC Regeneration Centers, two David Price IMAC Regeneration Centers, one Tony Delk IMAC Regeneration Center and three Mike Ditka IMAC Regeneration Centers. We have also signed former NBA player George Gervin to be a brand ambassador for future clinics in Texas. Our brand ambassadors help deliver awareness to our non-opioid services, emphasizing our ability to treat sports and orthopedic injuries as an alternative to traditional surgeries for joint repair or replacement.

Over the past few years we have seen a rapid growth in demand for our services as measured by patient visits. The demand for our services continues at a rapid rate fueled by growth for organic healthcare solutions over traditionally invasive orthopedic practices. For the year ended December 31, 2018, we had 63,812 patient visits, which was more than 1,400% higher than the 4,065 visits for the comparable period in 2017. We also believe that our regenerative rehabilitation treatments are provided to patients at a much lower price than our primary competitors such as orthopedic surgeons, pain management clinics and hospital systems targeting invasive joint reconstruction. The average cost of inpatient care alone for a knee replacement was $16,300 in 2014 (excluding therapy). The average cost of a knee treatment for a patient that qualified for a knee replacement was $4,200 in 2017 (excluding therapy).

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We own our medical clinics directly or have entered into long-term management services agreements to operate and control medical clinics by contract. Our preference is to own the clinics; however, some state laws restrict the corporate practice of medicine and require a licensed medical practitioner to own the clinic. Accordingly, our managed clinics are owned exclusively by a medical professional within a professional service corporation (formed as a limited liability company or corporation) under common control with us or eligible members of our company in order to comply with state laws regulating the ownership of medical practices. We are compensated under management services agreements through service fees based on the cost of the services provided, plus a specified markup percentage, and a discretionary annual bonus determined in the sole discretion of each professional service corporation.

Orbis Research, an independent market research firm, reported that the regenerative healthcare industry in the United States is estimated to be $67.6 billion by 2019, and independent industry research company IBIS World estimated that outpatient rehabilitation in the U.S. is an approximately $30 billion industry, with approximately 90% of that revenue generated from physical rehabilitation services, including orthopedic, sports, geriatric and other forms of physical medicine. Outpatient rehabilitation is anticipated to grow at a rate of 2% to 7% in the coming years, according to these industry research companies, due to the aging baby boomer generation, sustained high rates of obesity and healthcare reform. We believe that as healthcare insurance providers seek to reduce medical costs and government regulation restricts access to opioid pain prescriptions, our outpatient medical clinics are poised to capture a larger share of healthcare spending.

We believe that we have positioned ourselves to take advantage of current trends in healthcare spending. According to the Centers for Medicare & Medicaid Services’ National Health Expenditure Projections 2017-2026, national healthcare expenditures continue to rise and are projected to grow from an estimated $3.5 trillion in 2017 to $5.7 trillion by 2026, representing an average annual rate of growth of 5.5%, reaching a projected 19.7% of U.S. gross domestic product in 2026.

Demand for minimally invasive movement corrections and non-opioid pain management has surged with the growth of the baby boomer generation. The U.S. Census estimates that the U.S. population over 65 years of age is projected to more than double from 47.8 million to nearly 98.2 million persons and the 85 and older population is expected to more than triple, from 6.3 million to 19.7 million persons, between 2015 and 2060. Additionally, according to the U.S. Census Bureau, the number of older Americans is increasing as a percentage of the total U.S. population with the number of persons older than 65 estimated to comprise 14.9% of the total U.S. population in 2015 and projected to grow to 23.6% by 2060.

This significant demographic shift is changing healthcare consumption patterns. At the same time, individuals who are not eligible for Medicare have faced a significant rise in health insurance premiums. As consumers assume the burden of greater healthcare costs, they are price shopping and considering second opinions from conservative treatment providers like our company.

Our Operations

We currently operate 14 outpatient medical clinics in four states. Our original clinic opened 19 years ago in August 2000 and remains the flagship location of our current business, which was formally organized in March 2015 with the mission of expanding the reach of our facilities to other strategic locations throughout the United States. Our flagship medical clinic has been operated during the last 19 years by Matthew C. Wallis, DC and Jason Brame, DC, two of our co-founders, and, since March 2015, together with Jeffrey S. Ervin, our third co-founder and the current Chief Executive Officer of the company. This management team continues today throughout the organization incorporating the same strategies used to build and operate the company’s flagship location. During 2016 and 2017, we opened five medical clinics and expanded into two new states, Missouri and Tennessee. During 2018, we opened one medical clinic and acquired four physical therapy clinics, and in 2019 we have acquired three medical clinics in the Chicago, Illinois area.

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Below is a list of our outpatient medical clinics and information about how we own or control these medical clinics:

Clinic Name	Location of Clinic	Date Opened or Acquired	Form and Date of Control

IMAC Regeneration Center	Paducah, Kentucky	August 2000	Managed since June 28, 2018

Ozzie Smith Center	Chesterfield, Missouri	May 2016	Full ownership effective June 1, 2018, when remaining 64% interest was acquired

IMAC Regeneration Center	Murray, Kentucky	February 2017	Managed since June 28, 2018

David Price Center	Brentwood, Tennessee	May 2017	Managed since November 1, 2016

Ozzie Smith Center	St. Peters, Missouri	August 2017	Full ownership effective June 1, 2018, when remaining 64% interest was acquired

David Price Center	Murfreesboro, Tennessee	November 2017	Managed since November 2017

Tony Delk Center	Lexington, Kentucky	July 2018	Managed since July 2, 2018

Advantage Therapy	South Springfield, Missouri	August 2018 (originally opened August 2004)	Full ownership effective August 1, 2018, when 100% interest was acquired

Advantage Therapy	North Springfield, Missouri	August 2018 (originally opened March 2013)	Full ownership effective August 1, 2018, when 100% interest was acquired

Advantage Therapy	Monett, Missouri	August 2018 (originally opened May 2015)	Full ownership effective August 1, 2018, when 100% interest was acquired

Advantage Therapy	Ozark, Missouri	August 2018 (originally opened November 2015)	Full ownership effective August 1, 2018, when 100% interest was acquired

IMAC Regeneration Center	Arlington Heights, Illinois	April 2019	Managed since April 2019

IMAC Regeneration Center	Buffalo Grove, Illinois	April 2019	Managed since April 2019

IMAC Regeneration Center	Elgin, Illinois	April 2019	Managed since April 2019

All employees who provide direct medical services to patients are employed by the professional service corporation. We employ the non-medical provider staff for the clinics and provide comprehensive management and administrative services to help the professional service corporation operate the clinics. We are compensated under management services agreements through service fees based on the cost of the services provided, plus a specified markup percentage, and a discretionary annual bonus determined in the sole discretion of each professional service corporation. Under our management services agreements, all obligations owed to us by the professional service corporations are secured by all accounts receivable, contract rights, revenues and general intangibles of the applicable professional service corporation. The management services agreements may be terminated by mutual agreement of the parties, by a non-breaching party after 30 days following an uncured breach by the other party, upon a bankruptcy of either party or by us upon 90 days’ prior written notice to the other party.

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Our Services

The licensed healthcare professionals at our clinics work with each patient to create a protocol customized for each patient by utilizing a combination of the following traditional and innovative treatments:

Medical Treatments. Our specialized team of doctors work together to provide the latest minimally invasive, prescription-free treatments for movement challenges or pain related to orthopedic conditions. The treatments are customized to treat the underlying condition instead of addressing the challenge with prescriptions or surgeries.

● Regenerative Medicine. Regenerative therapy at IMAC Regeneration Centers utilizes undifferentiated cellular tissue to regenerate damaged tissue. The majority of our procedures utilize cells from the patient, harvested under minimal manipulation, and applied during the same visit to the clinic. These autologous cells help to heal degenerative soft tissue conditions, which cause pain or compromise the patient’s quality of life. Independent studies in this area, including a recent safety and feasibility study published by Dr. Peter B. Fodor, “Adipose Derived Stromal Cell Injections for Pain Management of Osteoarthritis in the Human Knee Joint” (Aesthetic Surgery Journal, February 2016), have supported claims that autologous cell treatments using stromal vascular tissue and bone marrow lead to improved function and decreased pain within joints, muscles and connective tissue and can help alleviate osteoarthritis and degenerative disease. We believe that we have generally followed the increasingly accepted protocols described in these studies in connection with our regenerative therapies.

Physical Medicine. Our team of sports medicine practitioners start by collaboratively building a personalized physical medicine treatment plan designed to help patients get back to living the life they deserve.

● Physical Therapy. With a combination of biomechanical loading and tissue mobilization, our licensed physical rehabilitation therapists work with each patient to help the body restore skill within the joint or soft tissue.

● Spinal Decompression. During this treatment, the spine is stretched and relaxed intermittently in a controlled manner, creating a negative pressure in the disc area that can pull herniated or bulging tissue back into the disc. Whether caused by trauma or degeneration, we realize the impact a spinal injury can have on the quality of one’s life and seek to provide innovative, minimally invasive medical technology and care to relieve back pain and restore function.

● Chiropractic Manipulation. Common for spine conditions, manual manipulation is used to increase range of motion, reduce nerve irritability and improve function.

Our Growth and Expansion Strategy

We have developed a comprehensive approach and well-defined model for new clinic openings ranging from site selection to staffing. Our original clinic in Paducah, Kentucky, which opened in August 2000, has shown consistent growth in patient visits, and is profitable. We will continue to apply this extensive experience and knowledge to new clinic openings as well as acquisitions. Our three recently acquired clinics in 2019, combined with our August 2018 acquisition of four physical therapy clinics, are expected to provide us with significant revenue growth as these sites mature. In 2019, with the net proceeds of our initial public offering, we have made investments in our corporate infrastructure and life science product development, which we believe will position us well to support our planned expansion.

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We have plans to open additional IMAC Regeneration Centers in the states in which we currently operate, as well as in other strategic locations throughout the United States, building on our familiarity with the demographic market and our reputation in the area to attract new patients and endorsements. Our strategic partnerships with regional and national sports celebrities have enabled us to increase our visibility in our markets and become known for providing innovative regenerative-based therapies. We continue to seek opportunities to work with more athletes to draw awareness to our services. In addition, we have enlisted a wide range of medical and alternative medicine professionals to continue providing innovative outpatient treatments to our patients without major surgery or prescription pain medication. The key elements of our growth and expansion strategy are:

Open New Outpatient Locations and Facilities. We are in the process of identifying strategic new locations at which to lease and develop new IMAC Regeneration Centers. We anticipate initial expansion in the Midwest and southern United States, including in Kansas, Oklahoma and Texas. By branching into states adjacent to existing centers, we will expand our regional market familiarity, with our outpatient clinics and focus our marketing efforts. We believe our strong regional operations will provide brand awareness and allow us to leverage our established administrative infrastructure and will provide a foundation to support our expansion.

Expand Our Service Offerings to Employers and Self-Insured Health Plans. We have received inquiries from employers researching conservative treatment options for their employees. The inquiries primarily focus on minimizing employee time away from work related to injuries or occupational hazards and the cost of aggressive orthopedic treatments and threat of opioid abuse for employees enrolled in an employer health plan. We plan to create simple conservative treatment protocols for employers seeking to reduce employee downtime, prescription narcotic usage and surgical expenditures within their health plan.

Continue to Obtain Endorsements from Well-Known Sports Celebrities. We continue to attract celebrity sports endorsers for each market in which we operate and plan to expand. By collaborating and co-branding with well-known sports figures, patients become more familiar with our brand and associate our company with physical fitness and well-being. Working with sports celebrities that are well-known in our markets and personally recommend our treatments helps establish credibility with patients in those markets.

Expand Our Advertising and Marketing. We intend to increase our advertising and marketing efforts and reach throughout our primary service areas in order to grow patient volume at our existing facilities and spur interest in newer locations. Our current marketing efforts include a combination of local television, internet and event advertising. We will introduce employer marketing initiatives with help from our celebrity endorsers. While we welcome patients that are referred to us by other healthcare providers, we believe that direct marketing will generate more new patients for our outpatient clinics than relying solely on antiquated medical referral practices.

Offer State-of-the-Art Orthopedic Treatments. Our regenerative medicine techniques are used to prevent arthritis, treat meniscus tears, defeat muscle deterioration and address other damaged tissue conditions. We will continue offering innovative therapies and recently approved medical technologies, including alternative medicine treatments, and will adapt our treatment offerings as new treatments are developed and come to market. By bringing together a diverse array of medical specialists, we are able to treat more health conditions and attract a larger base of patients.

Our Competitive Advantages

While some of our competitors offer regenerative medical treatments, we believe that few companies have the multi-disciplinary approach of combining physical therapy and medical professionals working together to generate optimal regenerative health outcomes.

Competitive factors affecting our business include quality of care, cost, treatment outcomes, convenience of location, and relationships with, and ability to meet the needs of, referral and insurance payor sources. Our clinics compete, directly or indirectly, with many types of healthcare providers including the physical therapy departments of hospitals, private therapy clinics, physician-owned therapy clinics, and chiropractors. We may face more intense competition if consolidation of the therapy industry continues.

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We believe that we differentiate ourselves from our competition and have been able to grow our business as a result of the following competitive strengths:

Our Minimally Invasive Approach to Traditional Orthopedic Care. We pay particular attention to rehabilitating our patients’ musculoskeletal system to reduce pain and enhance mobility without major surgery or anesthesia. By combining physical therapy and regenerative medicine, we are able to treat a variety of physical conditions by using a patient’s own body to help heal itself.

Strong Regional Presence. We own six and manage five clinics in three states, providing us significant leverage for implementation of our marketing strategies and utilization of our staff. We believe we offer a broader platform of regenerative therapies than our regional competitors.

We Do Not Prescribe Addictive Opioids. We do not use or offer opioid-based prescriptions as part of our treatment options in order to help our patients avoid the dangers of opioid abuse and addiction. We focus on preventing the potential for addiction through our regenerative-based therapies that help alleviate chronic pain.

We Utilize Diverse Medical Specialists for Customized Care. Our treatment protocols are customized by a team of medical doctors, nurse practitioners, chiropractors and physical therapists and are designed to heal damaged tissue without major surgery or prescription pain medication. This team approach delivers comprehensive service while avoiding the higher costs of major reconstructive surgery by medical specialists.

The Lincoln Park Transaction

On July 15, 2019, we entered into a purchase agreement with Lincoln Park, which we refer to in this prospectus as the Purchase Agreement, pursuant to which Lincoln Park has agreed to purchase from us up to an aggregate of $10,000,000 of our common stock (subject to certain limitations) from time to time over the term of the Purchase Agreement. Also on July 15, 2019, we entered into a registration rights agreement with Lincoln Park, which we refer to in this prospectus as the Registration Rights Agreement, pursuant to which we have filed with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act of 1933, as amended, or the Securities Act, the shares of common stock that have been or may be issued to Lincoln Park under the Purchase Agreement.

We do not have the right to commence any sales of our common stock to Lincoln Park under the Purchase Agreement until certain conditions set forth in the Purchase Agreement, all of which are outside of Lincoln Park’s control, have been satisfied, including that the SEC has declared effective the registration statement that includes this prospectus. Thereafter, we may, from time to time and at our sole discretion, on any single business day, direct Lincoln Park to purchase shares of our common stock in amounts of up to 50,000 shares, which amounts may be increased to up to 100,000 shares depending on the market price of our common stock at the time of sale and subject to a maximum commitment by Lincoln Park of $1,000,000 per single purchase, which we refer to in this prospectus as “regular purchases.” We will control the timing and amount of any sales of our common stock to Lincoln Park. The purchase price of the shares that may be sold to Lincoln Park in the regular purchases under the Purchase Agreement will be based on the market price of our common stock preceding the time of sale as computed under the Purchase Agreement. The purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction occurring during the business days used to compute such price. We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business day notice. There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement, other than a prohibition on our entering into certain types of transactions that are defined in the Purchase Agreement as “Variable Rate Transactions.” Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement.

In consideration for entering into the Purchase Agreement, we previously issued to Lincoln Park 60,006 shares of common stock as a commitment fee and will issue up to an additional 60,006 commitment shares, pro rata for no additional consideration, when and if Lincoln Park purchases (at our discretion) the $10,000,000 aggregate commitment. For example, if we elect, at our sole discretion, to require Lincoln Park to purchase $50,000 of our common stock then we would issue 300 additional commitment shares, which is the product of $50,000 (the amount we have elected to sell) divided by $10,000,000 (total amount we can sell Lincoln Park pursuant to the Purchase Agreement) multiplied by 60,006 (the total number of additional commitment shares). The additional commitment shares will only be issued pursuant to this formula as and when we elect at our discretion to sell common stock to Lincoln Park.

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As of July 24, 2019, there were 8,346,797 shares of our common stock outstanding, of which 5,891,591 shares were held by non-affiliates. Although the Purchase Agreement provides that we may sell up to $10,000,000 of our common stock to Lincoln Park, only 1,963,863 shares of our common stock are being offered under this prospectus, which represents shares which may be issued to Lincoln Park in the future under the Purchase Agreement, if and when we sell shares to Lincoln Park under the Purchase Agreement. Depending on the market prices of our common stock at the time we elect to issue and sell shares to Lincoln Park under the Purchase Agreement, we may need to register for resale under the Securities Act additional shares of our common stock in order to receive aggregate gross proceeds equal to the $10,000,000 total commitment available to us under the Purchase Agreement. If all of the 1,963,863 shares offered by Lincoln Park under this prospectus were issued and outstanding as of the date hereof, such shares would represent approximately 19% of the total number of shares of our common stock outstanding and approximately 25% of the total number of outstanding shares held by non-affiliates, in each case as of the date hereof. If we elect to issue and sell more than the 1,963,863 shares offered under this prospectus to Lincoln Park, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Lincoln Park is dependent upon the number of shares we sell to Lincoln Park under the Purchase Agreement.

Under applicable rules of the Nasdaq Capital Market, in no event may we issue or sell to Lincoln Park under the Purchase Agreement more than 19.99% of the shares of our common stock outstanding immediately prior to the execution of the Purchase Agreement (which is 1,668,525 shares based on 8,346,797 shares outstanding immediately prior to the execution of the Purchase Agreement), which limitation we refer to as the Exchange Cap, unless (i) we obtain stockholder approval to issue shares of common stock in excess of the Exchange Cap or (ii) the average price of all applicable sales of our common stock to Lincoln Park under the Purchase Agreement equals or exceeds $3.8385, such that issuances and sales of our common stock to Lincoln Park under the Purchase Agreement would be exempt from the Exchange Cap limitation under applicable Nasdaq rules. In any event, the Purchase Agreement specifically provides that we may not issue or sell any shares of our common stock under the Purchase Agreement if such issuance or sale would breach any applicable Nasdaq rules.

The Purchase Agreement also prohibits us from directing Lincoln Park to purchase any shares of common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Lincoln Park and its affiliates, would result in Lincoln Park and its affiliates having beneficial ownership, at any single point in time, of more than 4.99% of the then total outstanding shares of our common stock, as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Rule 13d-3 thereunder, which limitation we refer to as the Beneficial Ownership Cap.

Issuances of our common stock pursuant to the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a percentage of all outstanding shares as a result of any such issuance. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to Lincoln Park.

Selected Risks Associated with Our Business

Despite our growth and expansion strategy and the competitive advantages we describe above, our business and prospects may be limited by a number of risks and uncertainties that we currently face, including:

●	we operate in an intensely competitive market for healthcare solutions against a number of large, well-known hospital systems and outpatient medical clinics;

●	we have a limited operating history and we cannot ensure the long-term successful operation of our business;

●	we had unaudited net losses of $2,030,410 and $3,053,743 for the three months ended March 31, 2019 and the year ended December 31, 2018, respectively. There can be no assurance we will have net income in future periods;

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●	as part of our growth and expansion strategy, we intend to develop or acquire additional outpatient medical clinics; however, there is no assurance that we will be able to identify appropriate acquisition targets, successfully acquire identified targets or successfully develop and integrate the businesses to realize their full benefits; and

●	our business depends on the availability to us of Jeffrey S. Ervin, our Chief Executive Officer, who has unique knowledge regarding our roll-out of IMAC Regeneration Centers, and Matthew C. Wallis, DC, our Chief Operating Officer, who has business contacts that would be extremely difficult to replace, and our business would be materially and adversely affected if either of their services were to become unavailable to us.

Implications of Being an “Emerging Growth Company”

As a public reporting company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company, we:

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act (the “Sarbanes-Oxley Act”);

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act. See “Risk Factors” at page 20 (“We are an ‘emerging growth company’. . . .”).

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under the SEC’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding internal control over financial reporting, are not required to provide a compensation discussion and analysis, are not required to provide a pay-for-performance graph or CEO pay ratio disclosure, and may present only two years of audited financial statements and related MD&A disclosure.

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Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act, or such earlier time that we no longer meet the definition of an emerging growth company. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenue, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period. Under current SEC rules, however, we will continue to qualify as a “smaller reporting company” for so long as we have a public float (i.e., the market value of common equity held by non-affiliates) of less than $250 million as of the last business day of our most recently completed second fiscal quarter.

Corporate Information and Incorporation

The first IMAC Regeneration Center was organized in August 2000 as a Kentucky professional service corporation. That center was the forerunner to our current business and remains our flagship location. Matthew C. Wallis, DC and Jason Brame, DC, together with Jeffrey S. Ervin, became the founding members of IMAC Holdings, LLC, a Kentucky limited liability company organized in March 2015, to expand our management team to support our clinical expansion while meeting the requirements of state healthcare practice guidelines and ownership laws.

The following chart reflects the corporate structure of our key operating units:

Percentages above refer to our ownership of subsidiaries’ limited liability company membership interests as of July 24, 2019.

(1)	As required by applicable state law, our medical clinics in Illinois, Kentucky and Tennessee are held in professional service corporations owned entirely by licensed medical practitioners because the clinics are engaged in the practice of medicine through physicians and nurse practitioners. We are able to manage these medical clinics through limited liability companies that enter into management services agreements with the professional service corporations that own the clinics. Under these agreements, we provide exclusive comprehensive management and related administrative services to the professional service corporation and receive management fees. Due to this financial and operational control by contract, our financial statements consolidate the financial results of the professional service corporations.

(2)	Our medical clinics in Kentucky are held in Integrated Medicine and Chiropractic Regeneration Center PSC, a professional service corporation owned by Matthew C. Wallis, DC and Jason Brame, DC. IMAC Management Services LLC, our 100%-owned subsidiary, and Integrated Medicine and Chiropractic Regeneration Center PSC agreed to a long-term, exclusive management services agreement on June 28, 2018.

(3)	We previously owned 36% of the outstanding limited liability company membership interests of IMAC of St. Louis, LLC, and acquired the remaining 64% of the outstanding units on June 1, 2018.

(4)	We acquired 100% of the outstanding units of Advantage Hand Therapy and Orthopedic Rehabilitation, LLC in August 2018.

(5)	We previously owned 76% of the outstanding limited liability company membership interests of IMAC Regeneration Management of Nashville, LLC, and acquired the remaining 24% of the outstanding units on June 1, 2018. Our medical clinics in Tennessee are held in IMAC Regeneration Center of Nashville, P.C., a professional service corporation headed by David Smithson, M.D., the centers’ medical director. IMAC Regeneration Management of Nashville, LLC, now our 100%-owned subsidiary, and IMAC Regeneration Center of Nashville, P.C. agreed to a long-term, exclusive management services agreement on November 1, 2016.

(6)	We acquired a 70% ownership position in BioFirma, LLC on August 20, 2018. BioFirma was formed to produce and commercialize NeoCyte, an umbilical cord-derived mononuclear cell product following the FDA’s cGCPs regulations.

(7)	On April 19, 2019, ISDI Holdings II and PHR Holdings merged with and into our wholly owned subsidiary IMAC Management of Illinois, LLC.

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Our consolidated financial statements include the accounts of IMAC Holdings, Inc. and the following entities which are consolidated due to direct ownership of a controlling voting interest or other rights granted to us as the sole general partner or managing member of the entity: IMAC Management Services, LLC, IMAC Regeneration Management of Nashville, LLC and IMAC Management of Illinois, LLC; the following entity which is consolidated with IMAC Regeneration Management of Nashville, LLC due to control by contract: IMAC Regeneration Center of Nashville, PC; the following entities which are consolidated with IMAC Management of Illinois, LLC due to control by contract: Progressive Health and Rehabilitation, Ltd. and Illinois Spine and Disc Institute, Ltd.; and the following entities which were held as a minority interest prior to June 1, 2018: IMAC of St. Louis, LLC and due to control by contract, as of June 29, 2018, Integrated Medicine and Chiropractic Regeneration Center PSC. Additionally, our consolidated financial statements include the financial results of our acquisition of all of the outstanding units of Advantage Therapy and Orthopedic Rehabilitation LLC and 70% of the outstanding units of BioFirma, LLC as of August 2018.

Effective June 1, 2018, IMAC Holdings converted into a Delaware corporation and we changed our name to IMAC Holdings, Inc. In conjunction with the conversion, all of our outstanding membership interests were exchanged on a proportional basis into shares of common stock. As a result of the corporate conversion, we became a federal corporate taxpayer as opposed to a pass-through entity for tax purposes.

Our principal executive offices are located at 1605 Westgate Circle, Brentwood, Tennessee 37027 and our telephone number is (844) 266-IMAC (4622). We maintain a corporate website at http://www.imacregeneration.com.

We own various U.S. federal trademark registrations and applications, and unregistered trademarks, including the registered mark “IMAC Regeneration Center.” All other trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the symbols ® and ™, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent possible under applicable law, their rights thereto.

We do not incorporate the information on, or accessible through, our website into this prospectus, and you should not consider any information on, or that can be accessed through, our website a part of this prospectus.

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The Offering

Common stock to be offered by the selling securityholder	1,963,863 shares, consisting of:
	●	60,006 commitment shares issued to Lincoln Park upon execution of the Purchase Agreement;

	●	1,843,851 shares we may sell to Lincoln Park under the Purchase Agreement from time to time after the date of this prospectus; and

	●	60,006 additional commitment shares issued pro rata to Lincoln Park, when and if we sell shares under the Purchase Agreement.

Common stock outstanding prior to this offering	8,346,797 shares of common stock prior to the effectiveness of the registration statement of which this prospectus is a part.

Common stock to be outstanding after giving effect to the issuance of 1,963,863 shares under the Purchase Agreement registered hereunder	10,310,660

Use of proceeds	We intend to use the net proceeds from sales of our common stock to Lincoln Park to finance the costs of developing or acquiring additional outpatient medical clinics as a part of our growth and expansion strategy and for working capital and general corporate purposes. We will not receive any of the proceeds from the sale of shares by Lincoln Park in this offering. See “Use of Proceeds” on page 26.

Risk factors	This investment involves a high degree of risk. These risks are discussed more fully in the section entitled “Risk Factors” beginning on page 12 and in our Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference in this prospectus. You should carefully consider all of the information in this prospectus and in the documents incorporated by reference prior to investing in our common stock.

Nasdaq trading symbol for our common stock	IMAC

The number of shares of common stock to be outstanding after this offering is based on 10,310,660 shares of common stock outstanding at July 24, 2019, and excludes the following:

●	316,518 shares of common stock issuable upon exercise of outstanding stock options at an exercise price of $4.04 per share;

●	1,675,055 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of $5.00 per share;

●	277,500 shares of common stock issuable upon the vesting of outstanding restricted stock units; and

●	405,982 shares of common stock reserved and available for issuance under our 2018 incentive compensation plan.

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Risk Factors

An investment in our common stock involves a high degree of risk. In addition to the other information contained in this prospectus, prospective investors should carefully consider the following risks before investing in our common stock, as well as those set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018, as updated by our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, which are incorporated by reference in this prospectus. If any of the following risks actually occur, as well as other risks not currently known to us or that we currently consider immaterial, our business, operating results and financial condition could be materially adversely affected. As a result, the trading price of our common stock could decline, and you may lose all or part of your investment in our common stock. The risks discussed below and in the documents incorporated by reference also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements” in this prospectus. In assessing the risks below, you should also refer to the other information contained in this prospectus and the documents incorporated by reference in this prospectus, including the financial statements and the related notes in our SEC periodic reports, before deciding to purchase any of our shares of common stock.

Risks Relating to Our Company’s Business and Industry

We are in an early stage of development and have a limited operating history upon which to base an estimate of our future performance.

Our current business was formally organized in March 2015 and we currently have 14 outpatient medical clinics. Accordingly, we have a limited operating history on which to base an estimate of our future performance. Because we lack a long operating history, you do not have either the type or amount of information that would be available to a purchaser of securities of a company with a more substantial operating history. Our growth and expansion strategy is in the early stages of implementation and there can be no assurance that we will be able to implement our strategy or that we will be commercially successful. Our ability to continue as a growing concern is contingent upon our ability to:

●	raise sufficient capital, both through the sale of shares to Lincoln Park and through other equity and debt raises;

●	hire and retain a number of highly skilled employees, including medical and chiropractic doctors, physical therapists and other practitioners;

●	lease and develop acceptable premises for our IMAC Regeneration Centers;

●	build a consistent patient base within the areas of our medical clinics;

●	secure and maintain arrangements with third-party payers, sports celebrity endorsers and other service providers, all on terms favorable or acceptable to our company;

●	implement the other numerous necessary portions of our growth and expansion strategy; and

●	attain profitable operations.

There can be no assurance that we will be able to accomplish any of the above objectives.

Further, because of our small size and limited to no operating history, our company is particularly susceptible to adverse effects from changes in the law, economic conditions, consumer tastes, competition and other contingencies or events beyond our control. It may be more difficult for us to prepare for and respond to these types of risks than it would be for a company with an established business and operating cash flow. Due to changing circumstances or an inability to implement any portion of our growth and expansion strategy, we may be forced to change dramatically our planned operations.

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We may fail completely to implement key elements of our growth and expansion strategy, which could adversely affect our operations and financial performance.

If we cannot implement one or more key elements of our growth and expansion strategy, including raising sufficient capital, hiring and retaining qualified staff, leasing and developing acceptable premises for our medical clinics, securing necessary service contracts on favorable or adequate terms, generating sufficient revenue and achieving numerous other objectives, our projected financial performance may be materially adversely affected. Even if all of the key elements of our growth and expansion strategy are successfully implemented, we may not achieve the favorable results, operations and financial performance that we anticipate.

We have a history of annual net losses which may continue and which may negatively impact our ability to compete and achieve our growth and expansion strategy.

IMAC Holdings has a history of annual net losses. Our net losses for the three months ended March 31, 2019 and 2018 were $1,599,187 and $404,664, respectively. For the year ended December 31, 2018 and 2017, we had net revenue of $6,701,072 and $786,025, respectively, and we had net losses of $3,053,743 and $57,181, respectively. The net loss for the year ended December 31, 2018 included one-time costs of approximately $225,000 related to our initial public offering. Our growth and expansion strategy may be unsuccessful and no assurance can be given that we will ever have net income. Accordingly, our prospects must be considered in light of the competition, risks, expenses and difficulties frequently encountered by an emerging company. Our inability to effectively meet our competition could have an adverse effect on our prospects, operating results and financial condition.

The development and operation of our medical clinics will require more capital than we could raise in this offering, and we may not be able to obtain additional capital on favorable or even acceptable terms. We may also have to incur additional debt, which may adversely affect our liquidity and operating performance.

Our ability to successfully grow our business and implement our growth and expansion strategy depends in large part on the availability of adequate capital to finance operations. Changes in our growth and expansion strategy, lower than anticipated revenue for the medical clinics, unanticipated and/or uncontrollable events in the credit or equity markets, changes to our liquidity, increased expenses, and other events may cause us to seek additional debt or equity financing. Financing may not be available on favorable or acceptable terms, or at all, and our failure to raise capital could adversely affect our operations and financial condition.

Additional equity financing may result in dilution of the pro rata ownership stake of our stockholders. Further, we may be required to offer subsequent investors investment terms, such as preferred distributions and voting rights, which are superior to the rights of the holders of our shares of common stock, which could have an adverse effect on the value of your investment.

Additional debt financing, if available, may involve significant cash payment obligations, covenants and financial ratios that restrict our ability to operate and grow our business, and would cause us to incur additional interest expense and financing costs. As a consequence, our operating performance may be materially adversely affected.

We have a holding company ownership structure and will depend on distributions from our operating subsidiaries to meet our obligations. Contractual or legal restrictions applicable to our subsidiaries or controlled companies could limit payments or distributions from them.

We are a holding company and derive all of our operating income from, and hold substantially all of our assets through, our subsidiaries. The effect of this structure is that we will depend on the earnings of our subsidiaries, and the payment or other distributions to us of these earnings, to meet our obligations. Provisions of law, like those requiring that dividends be paid only out of surplus, and provisions of any future indebtedness, may limit the ability of our subsidiaries to make payments or other distributions to us. Our subsidiaries also control and manage the non-professional aspects of certain other professional service corporations under management services agreements, which could (although they do not currently) contain contractual restrictions on a professional service corporation’s ability to pay service fees to us. The assets of these professional service corporations are not included in our consolidated balance sheets. Additionally, in the event of the liquidation, dissolution or winding up of any of our subsidiaries, creditors of that subsidiary (including trade creditors) will generally be entitled to payment from the assets of that subsidiary before those assets can be distributed to us.

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We will incur substantial start-up expenses and do not expect to make a profit at any medical clinic until at least six months after opening each medical clinic.

We will incur substantial expenses to implement our growth and expansion strategy, including costs for leasing and developing the premises for each medical clinic, purchasing medical and office equipment, purchasing medical supplies and inventory, marketing and advertising, recruiting and hiring staff, and other expenses. We estimate that it will take at least $700,000 to open each clinic, with an additional $300,000 of operating capital and $200,000 credit line needed to purchase equipment and fund operating losses during the first six months of operation. These start-up costs may increase if there are any delays, problems or other events not currently anticipated. Although we expect each medical clinic to become profitable approximately six months after opening based on our experience with opening the Ozzie Smith Centers in Chesterfield, Missouri in May 2016 and in St. Peters, Missouri in August 2017, and the IMAC Regeneration Center in Murray, Kentucky in February 2017, no guarantee can be made that any of the clinics or our company overall will operate profitably. The David Price Center in Brentwood, Tennessee, which opened in May 2017, initially experienced unforeseen delays in staffing, construction and marketing launch. If we do not reach profitability and recover our start-up expenses and other accumulated operating losses, investors will likely suffer a significant decline in the value of their investment.

We may be unable to obtain financing on acceptable terms, or at all, which could materially adversely affect our operations and ability to successfully implement our growth and expansion strategy.

Our growth and expansion strategy relies on obtaining sufficient financing, including one or more equipment lines to purchase medical and office equipment and one or more lines of credit for operating and related expenses. We may not be able to obtain financing on acceptable terms or in the amount anticipated by our growth and expansion strategy. If unable to secure the amount of financing anticipated by our growth and expansion strategy, we may be unable to implement one or more portions of our growth and expansion strategy. If we accept less favorable terms for our financing than anticipated, we may incur additional expenses and restrictions on operations and may be less liquid and less profitable than expected. Should either of these events occur, we could suffer material adverse effects to our ability to implement our growth and expansion strategy and operate successfully.

We plan to incur indebtedness to implement our growth and expansion strategy and, as a consequence, may be unprofitable and unsuccessful in achieving our financial and operating goals.

We plan to finance some of our start-up and operating costs through debt leveraging, including one or more equipment lines and one or more lines of credit. This debt could adversely affect our financial performance and ability to:

●	implement our growth and expansion strategy;

●	recoup start-up costs;

●	operate profitably;

●	maintain acceptable levels of liquidity;

●	obtain additional financing in the future for working capital, capital expenditures, development and other general business purposes;

●	obtain additional financing on favorable terms; and

●	compete effectively or operate successfully under adverse economic conditions.

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We will manage, but will not own, certain of the medical clinics or employ the medical service providers who will treat patients at the clinics.

Several of our medical clinics will be owned exclusively by a professional service corporation in order to comply with state laws regulating the ownership of medical practices. We will, in turn, through a contractual arrangement, provide long-term, exclusive management services to those professional service corporations and their medical professionals. All employees who provide direct medical services to patients will be employed by the professional service corporation. These management services agreements protect us from certain liability and provide a structured engagement to deliver non-medical, comprehensive management and administrative services to help the medical professionals operate the business. The management services agreements authorize us to act on behalf of the professional service corporation, but do not authorize the professional service corporations to act on our behalf or enter into contracts with third parties on our behalf. We will employ the non-medical provider staff for the clinics and provide comprehensive management and administrative services to help the professional service corporation operate the clinics. We may also loan money to the professional service corporation for certain payroll and development costs, although we have no obligation to do so. This arrangement makes our financial and operational success highly dependent on the professional service corporation. Under our management service agreements, we provide exclusive comprehensive management and related administrative services to the professional service corporation and receive management fees. Due to this financial and operational control by contract, our financial statements consolidate the financial results of the professional service corporations. However, we will have little, if any, tangible assets as to those operations. These characteristics increase the risk associated with an investment in our company.

Our management services agreements may be terminated.

The management services agreements we have with several of our clinics may be terminated by mutual agreement of us and the applicable clinic, by a non-breaching party after 30 days following an uncured breach by the other party, upon a bankruptcy of either party or by us upon 90 days’ prior written notice to the clinic. The termination of a management services agreement would result in the termination of payment of management fees from the applicable clinic, which could have an adverse effect on our operating results and financial condition.

We do not control the delivery of medical care at any of our facilities.

We have no direct control over the medical care in any of our facilities. State medical boards govern the licensing and delivery of medical care within a state. For this reason, the medical practitioners are solely responsible for making medical decisions with their abilities and experience. We run the risk of being associated with a medical practitioner that performs poorly or does not comply with medical board legislation. When we are responsible for the recruitment or staffing of medical professionals, we may hire a professional that delivers care outside of medical protocols. Our inability to exercise control over the medical care and managed centers increases the risks associated with an investment in our company.

State medical boards may amend licensing requirements for medical service providers, service delivery oversight for midlevel practitioners, and ownership or location requirements for the delivery of medical treatments.

We have no direct control over the medical care in any of our facilities. State medical boards govern the licensing and delivery of medical care within a state. Each state medical board controls the level of licensing required for each medical practitioner and the requirements to obtain such a license to deliver medical care. Furthermore, the state medical board typically determines the required practitioner oversight for medical practitioners based on their license achieved, earned degrees and continuing education. The current requirements for these practitioners may change in the future and we run the risk of additional expenses necessary to meet the state medical board requirements. The state medical board may also determine the location in which services are delivered. We risk the loss of revenue or retrofitting expense if the state medical board amends location requirements for the delivery of certain treatments. Similarly, state medical boards may amend ownership or management requirements for the operation of medical clinics within their respective state. The board may also investigate or dispute the legal establishment of owned or managed medical clinics. We risk a material loss of ownership of or management control and subsequent fee from medical clinics that are in our possession or control.

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Adverse medical outcomes are possible with conservative and minimally invasive treatments.

Medical practitioners performing services at our IMAC facilities run the risk of delivering treatments for which the patient may experience a poor outcome. This is possible with non-invasive and minimally invasive services alike, including the use of autologous treatments in which a patient’s own cells are used to regenerate damaged tissues. At our IMAC Regeneration Centers, a minimally invasive treatment involves puncturing the skin with a needle or a minor incision which could lead to infection, bleeding, pain, nausea, or other similar results. Non-invasive and conservative physical medicine treatments may possibly cause soft tissue tears, contusions, heart conditions, stroke, and other physically straining conditions. The treatments or potential clinical research studies may yield further patient risks. An adverse outcome may include but not be limited to a loss of feeling, chronic pain, long-term disability, or death. We have obtained medical malpractice coverage in the event an adverse outcome occurs. However, the insurance limits may be exceeded or liability outside of the coverage may adversely impact the financial performance of the business, including any potential negative media coverage on patient volume.

Potential conflicts of interest exist with respect to the management services agreement that we have entered into concerning our clinics in Kentucky, and it is possible our interests and the affiliated owners of those clinics may diverge.

Our medical clinics in Kentucky are held by a professional service corporation that is owned by Matthew C. Wallis, DC, our Chief Operating Officer, a director and co-founder of our company, and Jason Brame, DC, a co-founding member of our company, in order to comply with the state’s laws regulating the ownership of medical practices. The professional service corporation directs the provision of medical services to patients and employs the physicians and registered nurses at the clinics, we do not. Rather, pursuant to the terms of a long-term, exclusive management services agreement, we employ the non-medical provider staff for the clinics and provide comprehensive management and administrative services to help the professional service corporation operate the clinics. We believe that the service fees and other terms of our management services agreement are standard in the outpatient healthcare practice area. Nonetheless, the management services agreement presents the possibility of a conflict of interest in the event that issues arise with regard to the respective medical and non-medical services being provided at the clinics, including quality of care issues of which we become aware and billing and collection matters that we handle on behalf of the physician practices, where our interests may diverge from those of Drs. Wallis and Brame acting on behalf of the professional service corporation. No such issues, however, have occurred during this arrangement.

The management services agreement provides that we will have the right to control the daily operations of the medical clinics subject, in the case of practicing medicine, to the direction of Drs. Wallis and Brame acting on behalf of the professional service corporation. Our interests with respect to such direction may be at odds with those of Drs. Wallis and Brame, requiring them to recuse themselves from our decisions relating to such matters, or even from further involvement with our company.

We comply with applicable state law with respect to transactions (including business opportunities and management services agreements) involving potential conflicts. Applicable state corporate law requires that all transactions involving our company and any director or executive officer (or other entities with which they are affiliated) are subject to full disclosure and approval of the majority of the disinterested independent members of our Board of Directors, approval of the majority of our stockholders or the determination that the contract or transaction is intrinsically fair to us. More particularly, our policy is to have any related party transactions (i.e., transactions involving a director, an officer or an affiliate of our company) be approved solely by a majority of the disinterested independent directors serving on the Board of Directors.

Before this offering, Drs. Wallis and Brame beneficially owned approximately 29.4% and 9.4% of our outstanding shares of common stock. Dr. Wallis founded our original IMAC medical clinic in Paducah, Kentucky in August 2000 and, with Jeffrey S. Ervin, our Chief Executive Officer, founded our current company in March 2015. Dr. Wallis, working with Mr. Ervin, will be substantially responsible for selecting the business direction we take, the medical clinics we open in the future and the services we may provide. The management services agreement may present Drs. Wallis and Brame with conflicts of interest.

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The loss of the services of Jeffrey S. Ervin or Matthew C. Wallis, DC for any reason would materially and adversely affect our business operations and prospects.

Our financial success is dependent to a significant degree upon the efforts of Jeffrey S. Ervin, our Chief Executive Officer, and Matthew C. Wallis, DC, our Chief Operating Officer. Mr. Ervin, who has unique knowledge regarding the roll-out of our IMAC Regeneration Centers, and Dr. Wallis, who has extensive business contacts, would be extremely difficult to replace. We have not entered into an employment arrangement with Mr. Ervin or Dr. Wallis, and there can be no assurance that Mr. Ervin or Dr. Wallis will continue to provide services to us. A voluntary or involuntary departure by either executive could have a materially adverse effect on our business operations if we were not able to attract a qualified replacement for him in a timely manner. We are the beneficiary of a $1.0 million key-man life insurance policy on the life of each of Mr. Ervin and Dr. Wallis.

We may fail to obtain the business licenses and any other licenses necessary to operate our medical clinics, or the necessary engineering, building, occupancy and other permits to develop the premises for the clinics, which would materially adversely affect our growth and expansion strategy.

If we cannot obtain approval for business licenses or any other licenses necessary to operate our medical clinics, it could materially adversely affect our growth and expansion strategy and could result in a failure to implement our growth and expansion strategy. Failure to obtain the necessary engineering, building, occupancy and other permits from applicable governmental authorities to develop the premises for our medical clinics could also materially adversely affect our growth and expansion strategy and could result in a failure to implement our growth and expansion strategy.

We may face strong competition from other providers in our primary service areas, and increased competition from new competitors, which may hinder our ability to obtain and retain customers.

We will be in competition with other more established companies using a variety of treatments for the conditions and ailments that our services are intended to treat, including orthopedic surgeons, pain management clinics, hospital systems and outpatient surgery centers providing joint reconstruction and related surgeries. These companies may be better capitalized and have more established name recognition than us. We may face additional competition in the future if other providers enter our primary service areas. Competition from existing providers and providers that may begin competing with us in the future could materially adversely affect our operations and financial performance.

Further, the services provided by our company are relatively new and unique. We cannot be certain that our services will achieve or sustain market acceptance, or that a sufficient volume of patients in the Illinois, Kentucky, Missouri and Tennessee areas will utilize our services. We will be in competition with alternative treatment methods, including those presently existing and those that may develop in the future. As such, our growth and expansion strategy carries many unknown factors that subject us and our investors to a high degree of uncertainty and risk.

We are competing in a dynamic market with risk of technological change.

The market for medical, physical therapy and chiropractic services is characterized by frequent technological developments and innovations, new product and service introductions, and evolving industry standards. The dynamic character of these products and services will require us to effectively use leading and new technologies, develop our expertise and reputation, enhance our current service offerings and continue to improve the effectiveness, feasibility and consistency of our services. There can be no assurance that we will be successful in responding quickly, cost-effectively and sufficiently to these and other such developments.

Our success will depend largely upon general economic conditions and consumer acceptance in our primary service areas.

Our current primary service areas are located in certain geographical areas in the states of Illinois, Kentucky, Missouri and Tennessee. Our operations and profitability could be adversely affected by a local economic downturn, changes in local consumer acceptance of our approach to healthcare, and discretionary spending power, and other unforeseen or unexpected changes within those areas.

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A decline in general economic conditions may adversely affect consumer behavior and spending, including the affordability of elective medical procedures, and as a result may adversely affect our revenue and operating results.

The country may experience an economic downturn or decline in general economic conditions. We are unable to predict the timing and severity of the next economic downturn. Any decline in general economic conditions may cause a decrease in consumer and commercial spending, especially spending on elective medical procedures, which could negatively impact our revenue and operating results.

We are required to comply with numerous government laws and regulations, which could change, increasing costs and adversely affecting our financial performance and operations.

Medical and chiropractic service providers are subject to extensive federal, state and local regulation, including but not limited to regulation by the U.S. Food and Drug Administration, Centers for Medicare & Medicaid Services, and other government entities. We are subject to regulation by these entities as well as a variety of other laws and regulations. Compliance with such laws and regulations could require substantial capital expenditures. Such regulations may be changed from time to time, or new regulations adopted, which could result in additional or unexpected costs of compliance.

Changes to national health insurance policy and third-party insurance carrier fee schedules for traditional medical treatments could decrease patient revenue and adversely affect our financial performance and operations.

Political, economic and regulatory influences are subjecting medical and chiropractic service providers, health insurance providers and other participants in the healthcare industry in the United States to potential fundamental changes. Potential changes to nationwide health insurance policy are currently being debated. We cannot predict what impact the adoption of any federal or state healthcare reform or private sector insurance reform may have on our business.

We receive payment for the services we render to patients from their private health insurance providers and from Medicare and Medicaid. If third-party payers change the expected fee schedule (the amount paid by such payers for services rendered by us), we could experience a loss of revenue, which could adversely affect financial performance.

At the present time, most private health insurance providers do not cover the regenerative medical treatments provided at our medical clinics. However, traditional physical medical treatments provided at our medical clinics, such as physical therapy, chiropractic services and medical evaluations, are covered by most health insurance providers. Medicare and Medicaid take the same position as private insurers and reimburse patients for traditional physical medical treatments but not for regenerative medical treatments. If private health insurance providers and Medicare and Medicaid were to begin covering regenerative medical treatments, the revenue we would receive on a per-treatment basis would likely decline given their tighter fee schedules. Further, such a change might result in increased competition as additional healthcare providers begin offering our customized services.

We could be adversely affected by changes relating to the IMAC Regeneration Center brand name.

We are a holding company in which our medical clinics are formed in separate subsidiaries. Our subsidiaries are currently operating in Illinois, Kentucky, Missouri and Tennessee. As a consequence of this entity structure, any adverse change to the brand, reputation, financial performance or other aspects of the IMAC Regeneration Center brand at any one location could adversely affect the operations and financial performance of the entire company.

We will depend heavily on the efforts of our key personnel, as well as sports celebrity endorsers.

Our success depends, to a significant extent, upon the efforts and abilities of our officers and key employees, including medical and chiropractic doctors and other practitioners, and our sports celebrity endorsers. Loss or abatement of the services of any of these persons, or any adverse change to the sports celebrity endorsers, could have a material adverse effect on us and our business, operations and financial performance.

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Our success also will depend on our ability to identify, attract, hire, train and motivate highly skilled managerial personnel, medical doctors, chiropractors, licensed physical therapists, and other practitioners. Failure to attract and retain key personnel could have a material adverse effect on our business, prospects, financial condition and results of operation. Further, the quality, philosophy and performance of key personnel could adversely affect our operations and performance.

We may incur losses that are not covered by insurance.

We maintain insurance policies against professional liability, general commercial liability and other potential losses of our company. All of the regenerative, medical, physical therapy and chiropractic treatments performed at our clinics are covered by our malpractice insurance; however, there is an upper limit to the payout allowable in the event of our malpractice. Poor patient outcomes for healthcare providers may result in legal actions and/or settlements outside of the scope of our malpractice insurance coverage. Regenerative medicine represents approximately 5% of our patient visits and 31% of our revenue. Future innovations in regenerative medicine may require review or approval of such innovations by governmental regulators. During formal research studies performed in collaboration with regulators, we may be required to obtain new insurance policies and there is no assurance that insurance policy underwriters will provide coverage for such research initiatives. If an uninsured loss or a loss in excess of insured limits occurs, our financial performance and operation could suffer material adverse effects.

We are susceptible to risks relating to investigation or audit by the Centers for Medicare & Medicaid Services (“CMS”), health insurance providers and the IRS.

We may be audited by CMS or any health insurance provider that pays us for services provided to patients. Any such audit may result in reclaimed payments, which would decrease our revenue and adversely affect our financial performance. Our federal tax returns may be audited by the IRS and our state tax returns may be audited by applicable state government authorities. Any such audit may result in the challenge and disallowance of some of our deductions or an increase in our taxable income. No assurance can be made with regard to the deductibility of certain tax items or the position taken by us on our tax returns. Further, an audit or any litigation resulting from an audit could unexpectedly increase our expenses and adversely affect financial performance and operations.

The Food and Drug Administration is actively pursuing bad actors in the regenerative medicine therapy industry, and we could be included in any broad investigation.

The U.S. Food and Drug Administration is actively pursuing bad actors in the regenerative medicine therapy industry. Since we provide regenerative medicine treatments, we may be subject to broad investigations from the FDA or state medical boards regarding the marketing and medical delivery of our treatments. In November 2017, we engaged a medical consulting group to advise us on current protocols in this area and to organize a clinical trial towards an investigational new drug application with the FDA, while pursuing a voluntary regenerative medicine advanced therapy (RMAT) designation under Section 3033 of the 21st Century Cures Act. We have not initiated conversations with the FDA and no assurance can be given that we are able to engage with the FDA or that the FDA will approve us for RMAT designation.

Our reputation and relationships with patients would be harmed if our patients’ data, particularly personally identifying data, were to be subject to a cyber-attack or otherwise accessed by unauthorized persons.

We maintain personal data regarding our patients, including their names and other information. With respect to personally identifying data, we rely on licensed encryption and authentication technology to secure such information. We also take measures to protect against unauthorized intrusion into our patients’ data. Despite these measures, we could experience, though we have not to date experienced, a cyber-attack or other unauthorized intrusion into our patients’ data. Our security measures could also be breached due to employee error, malfeasance, system errors or vulnerabilities, or otherwise. In the event our security measures are breached, or if our services are subject to attacks that impair or deny the ability of patients to access our services, current and potential patients may become unwilling to provide us the information necessary for them to become users of our services or may curtail or stop using our services. In addition, we could face legal claims for such a breach. The costs relating to any data breach could be material and exceed the limits of the insurance we maintain against the risks of a data breach. For these reasons, should an unauthorized intrusion into our patients’ data occur, our business could be adversely affected. Changes to operating rules could increase our operating expenses and adversely affect our business and results of operations.

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Our auditors have identified material weaknesses in our internal controls over our financial reporting.

In connection with the audits of our consolidated financial statements for the years ended December 31, 2018 and 2017, our independent registered public accounting firm identified material weaknesses in our internal control over financial reporting. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis. The material weaknesses relate to the absence of in-house accounting personnel with the ability to properly account for complex transactions and a lack of separation of duties between accounting and other functions.

We hired a consulting firm to advise us on technical issues related to U.S. generally accepted accounting principles as related to the maintenance of our accounting books and records and the preparation of our consolidated financial statements. Although we are aware of the risks associated with not having dedicated accounting personnel, we are also at an early stage in the development of our business. We anticipate expanding our accounting functions with dedicated staff and improving our internal accounting procedures and separation of duties when we can absorb the costs of such expansion and improvement with additional capital resources. In the meantime, management will continue to observe and assess our internal accounting function and make necessary improvements whenever they may be required. If our remedial measures are insufficient to address the material weakness, or if additional material weaknesses or significant deficiencies in our internal control over financial reporting are discovered or occur in the future, our consolidated financial statements may contain material misstatements, and we could be required to restate our financial results. In addition, if we are unable to successfully remediate this material weakness and if we are unable to produce accurate and timely financial statements, our stock price may be adversely affected and we may be unable to maintain compliance with applicable stock exchange listing requirements.

We are an “emerging growth company” and our election to delay adoption of new or revised accounting standards applicable to public companies may result in our consolidated financial statements not being comparable to those of some other public companies. As a result of this and other reduced disclosure requirements applicable to emerging growth companies, our common stock may be less attractive to investors.

As a public reporting company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” under the JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company, we:

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion & Analysis of Financial Condition and Results of Operations, or MD&A; and

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

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We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our consolidated financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under SEC rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting, are not required to provide a compensation discussion and analysis, are not required to provide a pay-for-performance graph or CEO pay ratio disclosure, and may present only two years of audited financial statements and related MD&A disclosure.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act, or such earlier time that we no longer meet the definition of an emerging growth company. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenue, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion in principal amount of non-convertible debt over a three-year period. Under current SEC rules, however, we will continue to qualify as a “smaller reporting company” for so long as we have a public float (i.e., the market value of common equity held by non-affiliates) of less than $250 million as of the last business day of our most recently completed second fiscal quarter.

We cannot predict if investors will find our common stock less attractive due to our reliance on these exemptions. If investors were to find our common stock less attractive as a result of our election, we may have difficulty raising all of the proceeds we seek in this offering.

Risks Related to Ownership of Our Common Stock and this Offering

Our stock price may be volatile and your investment could decline in value.

The market price of our common stock following may fluctuate substantially as a result of many factors, some of which are beyond our control. These fluctuations could cause you to lose all or part of the value of your investment in our common stock and/or warrants. Factors that could cause fluctuations in the market price of our common stock include the following:

●	quarterly variations in our results of operations;

●	results of operations that vary from the expectations of securities analysts and investors;

●	results of operations that vary from those of our competitors;

●	changes in expectations as to our future financial performance, including financial estimates by securities analysts;

●	publication of research reports about us or the outpatient medical clinic business;

●	announcements by us or our competitors of significant contracts, acquisitions or capital commitments;

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●	announcements by third parties of significant claims or proceedings against us;

●	changes affecting the availability of financing in the outpatient medical services market;

●	regulatory developments in the outpatient medical clinic business;

●	significant future sales of our common stock;

●	additions or departures of key personnel;

●	the realization of any of the other risk factors presented in this prospectus; and

●	general economic, market and currency factors and conditions unrelated to our performance.

In addition, the stock market in general has experienced significant price and volume fluctuations that have often been unrelated or disproportionate to operating performance of individual companies. These broad market factors may seriously harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A class action suit against us could result in significant liabilities and, regardless of the outcome, could result in substantial costs and the diversion of our management’s attention and resources.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our stock adversely, or if our actual results differ significantly from our guidance, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, our stock price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

In addition, from time to time, we may release earnings guidance or other forward-looking statements in our earnings releases, earnings conference calls or otherwise regarding our future performance that represent our management’s estimates as of the date of release. Some or all of the assumptions of any future guidance that we furnish may not materialize or may vary significantly from actual future results. Any failure to meet guidance or analysts’ expectations could have a material adverse effect on the trading price or volume of our stock.

Anti-takeover provisions in our charter documents could discourage, delay or prevent a change in control of our company and may affect the trading price of our common stock.

Our corporate documents, and the Delaware General Corporation Law contain provisions that may enable our board of directors to resist a change in control of our company even if a change in control were to be considered favorable by you and other stockholders. These provisions:

●	authorize the issuance of “blank check” preferred stock that could be issued by our board of directors to help defend against a takeover attempt;

●	establish advance notice requirements for nominating directors and proposing matters to be voted on by stockholders at stockholder meetings;

●	provide that stockholders are only entitled to call a special meeting upon written request by 33 1/3% of the outstanding common stock; and

●	require supermajority stockholder voting to effect certain amendments to our certificate of incorporation and bylaws.

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In addition, Delaware law prohibits large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or consolidating with us except under certain circumstances. These provisions and other provisions under Delaware law could discourage, delay or prevent a transaction involving a change in control of our company. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take other corporate actions you desire.

We have 5,000,000 authorized unissued shares of preferred stock, and our board has the ability to designate the rights and preferences of this preferred stock without your vote.

Our certificate of incorporation authorizes our board of directors to issue “blank check” preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares, without further stockholder approval. The rights of the holders of common stock will be subject to and may be adversely affected by the rights of holders of any preferred stock that may be issued in the future. As indicated in the preceding risk factor, the ability to issue preferred stock without stockholder approval could have the effect of making it more difficult for a third party to acquire a majority of the voting stock of our company thereby discouraging, delaying or preventing a change in control of our company. We currently have no outstanding shares of preferred stock, or plans to issue any such shares in the future.

Concentration of ownership of our common stock among our existing executive officers and directors may limit new investors from influencing significant corporate decisions.

Jeffrey S. Ervin, our Chief Executive Officer, Matthew C. Wallis, DC, our Chief Operating Officer, and our other executive officers and directors beneficially own approximately 33.4% of our outstanding shares of common stock. These persons, acting together, would be able to influence all matters requiring stockholder approval, including the election and removal of directors and any merger or other significant corporate transactions. The interests of this group of stockholders may not coincide with our interests or the interests of other stockholders.

We do not expect to pay any dividends on our common stock for the foreseeable future.

We currently expect to retain all future earnings, if any, for future operation, expansion and debt repayment and have no current plans to pay any cash dividends to holders of our common stock for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our operating results, financial condition, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. In addition, we must comply with the covenants in our credit agreements in order to be able to pay cash dividends, and our ability to pay dividends generally may be further limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in our common stock unless you sell our common stock for a price greater than that which you paid for it.

We may invest or spend the proceeds from sales of our shares to Lincoln Park under the Purchase Agreement in ways with which you may not agree or in ways that may not yield a return.

Our management will have considerable discretion in the application of the net proceeds from sales of our shares of common stock to Lincoln Park under the Purchase Agreement, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be invested with a view towards long-term benefits for our stockholders and this may not increase our operating results or market value. Until the net proceeds are used, they may be placed in investments that do not produce significant income or that may lose value.

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The sale or issuance of our common stock to Lincoln Park may cause dilution and the sale of the shares of common stock acquired by Lincoln Park, or the perception that such sales may occur, could cause the price of our common stock to fall.

On July 15, 2019, we entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has committed to purchase up to $10,000,000 of our common stock. The remaining shares of our common stock that may be issued under the Purchase Agreement may be sold by us to Lincoln Park at our discretion from time to time over a 36-month period commencing after the satisfaction of certain conditions set forth in the Purchase Agreement, including that the SEC has declared effective the registration statement that includes this prospectus. The purchase price for the shares that we may sell to Lincoln Park under the Purchase Agreement will fluctuate based on the price of our common stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our common stock to fall.

We generally have the right to control the timing and amount of any future sales of our shares to Lincoln Park. Additional sales of our common stock, if any, to Lincoln Park will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares to Lincoln Park, after Lincoln Park has acquired the shares, Lincoln Park may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to Lincoln Park, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

We may require additional financing to sustain our operations and without it we may not be able to continue our operations.

As of March 31, 2019, we had a working capital deficit of $2,370,554 and had an operating loss of $1,344,625 for the three months ended March 31, 2019. We will need additional funds in the future to continue our operations.

We may direct Lincoln Park to purchase up to $10,000,000 worth of shares of our common stock under our Purchase Agreement over a 36-month period generally in amounts of up to 50,000 shares of our common stock, which may be increased to up to 100,000 shares of our common stock depending on the market price of our common stock at the time of sale and subject to a maximum limit of $1,000,000 per purchase, on any such business day. Assuming a purchase price of $3.45 per share (the closing sale price of the common stock on July 24, 2019) and the purchase by Lincoln Park of the 1,843,851 purchase shares, gross proceeds to us would be approximately $6,361,286.

The extent to which we rely on Lincoln Park as a source of funding will depend on a number of factors including the prevailing market price of our common stock and the extent we are able to secure working capital from other sources. If obtaining sufficient funding from Lincoln Park were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we sell all $10,000,000 under the Purchase Agreement to Lincoln Park, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

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Cautionary Note Regarding Forward-Looking Statements

This prospectus and the documents incorporated herein by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections entitled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K and our Quarterly Report on Form 10-Q filed with the SEC, but are also contained in this prospectus. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “aim,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” “target,” “seek” or the negative of these terms, or other comparable terminology intended to identify statements about the future. Forward-looking statements contained or incorporated in this prospectus include, but are not limited to, statements about:

●	our dependence upon external sources for the financing of our operations;

●	our ability to effectively execute our growth and expansion strategy;

●	changes in the outpatient medical services market;

●	our limited operating history;

●	the valuation of assets reflected in our consolidated financial statements;

●	our reliance on continued access to financing;

●	our reliance on information provided and obtained by third parties;

●	federal, state, and local regulatory matters;

●	additional expenses, not reflected in our operating history, related to being a public reporting company;

●	competition, not only in the outpatient medical clinic market, but also for traditional hospital and medical treatment generally; and

●	covenants contained in our master services agreements.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus.

These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and our expectations of the future, about which we cannot be certain.

You should refer to the “Risk Factors” section of this prospectus and in our most recent Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result, of these factors, we cannot assure you that the forward-looking statements in this prospectus or in our SEC periodic reports will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by U.S. federal securities laws.

You should read this prospectus and the documents incorporated by reference in this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

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Use of Proceeds

This prospectus relates to shares of our common stock that may be offered and sold from time to time by Lincoln Park. We will not receive any of the proceeds from the sale of shares of common stock by Lincoln Park in this offering. We may receive up to $10,000,000 aggregate gross proceeds under the Purchase Agreement from any sales we make to Lincoln Park pursuant to the Purchase Agreement after the date of this prospectus. We estimate that the net proceeds to us from the sale of our common stock to Lincoln Park pursuant to the Purchase Agreement will be up to $9,965,000 over an approximately 36-month period, assuming that we sell the full amount of our common stock that we have the right, but not the obligation, to sell to Lincoln Park under that agreement and other estimated fees and expenses. See “Plan of Distribution” elsewhere in this prospectus for more information.

We plan to use a significant portion of the net proceeds that we receive from sales of our common stock to Lincoln Park under the Purchase Agreement to finance the costs of developing or acquiring additional outpatient medical clinics as a part of our growth and expansion strategy. We currently have no commitments or agreements with respect to any such acquisitions.

We also plan to use a portion of the net proceeds as a working capital reserve. Other general corporate purposes include amounts required to pay for continuing research and product development expenses, salaries, professional fees, public reporting costs, office-related expenses and other corporate expenses, including interest and overhead.

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MARKET PRICE of Common stock AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock has been listed on the Nasdaq Capital Market under the symbol “IMAC” since February 13, 2019, when we completed our initial public offering. The following table sets forth, for the periods indicated, the high and low closing prices on the Nasdaq Capital Market for our common stock.

	High	Low
Year ending December 31, 2019

February 13, 2019 through March 31, 2019	$7.01	$2.67
For the quarter ended June 30, 2019	$5.60	$3.76
For the quarter ending September 30, 2019 (through August 9, 2019)	$4.40	$3.05

As of July 24, 2019, we have a total of 8,346,797 shares of common stock outstanding, held by 40 stockholders of record. We do not have any shares of preferred stock outstanding.

Dividends

No cash dividends have been declared or paid on our common stock to date. No restrictions limit our ability to pay dividends on our common stock. The payment of cash dividends in the future, if any, will be contingent upon our Company’s revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends is within the discretion of our board of directors. Our board of director’s present intention is to retain all earnings, if any, for use in our business operations and, accordingly, the board of directors does not anticipate paying any cash dividends in the foreseeable future.

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The Lincoln Park Transaction

On July 15, 2019, we entered into the Purchase Agreement and the Registration Rights Agreement with Lincoln Park. Pursuant to the terms of the Purchase Agreement, Lincoln Park has agreed to purchase from us up to $10,000,000 of our common stock (subject to certain limitations) from time to time during the term of the Purchase Agreement. Pursuant to the terms of the Registration Rights Agreement, we have filed with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act the shares that have been or may be issued to Lincoln Park under the Purchase Agreement.

We do not have the right to commence any sales to Lincoln Park under the Purchase Agreement until certain conditions set forth in the Purchase Agreement, all of which are outside of Lincoln Park’s control, have been satisfied, including the registration statement that includes this prospectus being declared effective by the SEC. Thereafter, we may, from time to time and at our sole discretion, on any single business day, direct Lincoln Park to purchase shares of our common stock in amounts of up to 50,000 shares, which amounts may be increased to up to 100,000 shares depending on the market price of our common stock at the time of sale and subject to a maximum commitment by Lincoln Park of $1,000,000 per single purchase, which we refer to in this prospectus as “regular purchases.” In addition, at our discretion, Lincoln Park has committed to purchase other “accelerated amounts” and/or “additional accelerated amounts” under certain circumstances. The purchase price per share sold in the regular purchases will be based on the market price of our common stock immediately preceding the time of sale as computed under the Purchase Agreement. Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement.

In consideration for entering into the Purchase Agreement, we previously issued to Lincoln Park 60,006 shares of common stock as a commitment fee and will issue up to an additional 60,006 commitment shares, pro rata for no additional consideration, when and if Lincoln Park purchases (at our discretion) the $10,000,000 aggregate commitment. For example, if we elect, at our sole discretion, to require Lincoln Park to purchase $50,000 of our common stock then we would issue 300 additional commitment shares, which is the product of $50,000 (the amount we have elected to sell) divided by $10,000,000 (total amount we can sell Lincoln Park pursuant to the Purchase Agreement) multiplied by 60,006 (the total number of additional commitment shares). The additional commitment shares will only be issued pursuant to this formula as and when we elect at our discretion to sell common stock to Lincoln Park.

Under applicable rules of the Nasdaq Capital Market, in no event may we issue or sell to Lincoln Park under the Purchase Agreement shares of our common stock in excess of the Exchange Cap (which is 1,669,359 shares, or 19.99% of the shares of our common stock outstanding immediately prior to the execution of the Purchase Agreement), unless (i) we obtain stockholder approval to issue shares of common stock in excess of the Exchange Cap or (ii) the average price of all applicable sales of our common stock to Lincoln Park under the Purchase Agreement equals or exceeds $3.8385, such that issuances and sales of our common stock to Lincoln Park under the Purchase Agreement would be exempt from the Exchange Cap limitation under applicable Nasdaq rules. In any event, the Purchase Agreement specifically provides that we may not issue or sell any shares of our common stock under the Purchase Agreement if such issuance or sale would breach any applicable Nasdaq rules.

The Purchase Agreement also prohibits us from directing Lincoln Park to purchase any shares of common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Lincoln Park and its affiliates, would result in Lincoln Park exceeding the Beneficial Ownership Cap.

Purchase of Shares under the Purchase Agreement

Under the Purchase Agreement, we may direct Lincoln Park to purchase up to 50,000 shares of our common stock in a regular purchase on any business day, except that (i) the Regular Purchase may be increased to up to 75,000 shares, provided that the closing sale price of our common stock is not below $6.00 on the purchase date (subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction as provided in the Purchase Agreement) and (ii) the Regular Purchase may be increased to up to 100,000 shares, provided that the closing sale price of our common stock is not below $7.50 on the purchase date (subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction as provided in the Purchase Agreement). In each case, Lincoln Park’s maximum commitment in any single Regular Purchase may not exceed $1,000,000. The Regular Purchase Share Limit is subject to proportionate adjustment in the event of a reorganization, recapitalization, non-cash dividend, stock split or other similar transaction; provided that, if after giving effect to such full proportionate adjustment, the adjusted Regular Purchase Share Limit would preclude us from requiring Lincoln Park to purchase common stock at an aggregate purchase price equal to or greater than $150,000 in any single Regular Purchase, then the Regular Purchase Share Limit will not be fully adjusted, but rather the Regular Purchase Share Limit for such Regular Purchase will be adjusted as specified in the Purchase Agreement, such that, after giving effect to such adjustment, the Regular Purchase Share Limit will be equal to (or as close as can be derived from such adjustment without exceeding) $150,000.

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The purchase price per share for each such Regular Purchase will be equal to the lower of:

●	the lowest sale price for our common stock on the purchase date of such shares; or

●	the arithmetic average of the three lowest closing sale prices for our common stock during the ten consecutive business days ending on the business day immediately preceding the purchase date of such shares.

In addition to Regular Purchases described above, we may also direct Lincoln Park, on any business day on which we have properly submitted a Regular Purchase notice directing Lincoln Park to purchase the maximum number of shares of our common stock that we are then permitted to include in a single Regular Purchase notice and the closing sale price of our common stock on such business day is not below $1.00 per share (subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction as provided in the Purchase Agreement), to purchase an additional amount of our common stock, which we refer to as an Accelerated Purchase, not to exceed the lesser of:

●	30% of the aggregate shares of our common stock traded during all or, if certain trading volume or market price thresholds specified in the Purchase Agreement are crossed on the applicable Accelerated Purchase date, which is defined as the next business day following the purchase date for the corresponding Regular Purchase, the portion of the normal trading hours on the applicable Accelerated Purchase date prior to such time that any one of such thresholds is crossed, which period of time on the applicable Accelerated Purchase date we refer to as the Accelerated Purchase Measurement Period; and

●	three times the number of purchase shares purchased pursuant to the corresponding Regular Purchase.

The purchase price per share for each such Accelerated Purchase will be equal to the lower of:

●	95% of the volume weighted average price of our common stock during the applicable Accelerated Purchase Measurement Period on the applicable Accelerated Purchase date; and

●	the closing sale price of our common stock on the applicable Accelerated Purchase date.

We may also direct Lincoln Park, not later than 1:00 p.m., Eastern time, on a business day on which an Accelerated Purchase has been completed and all of the shares to be purchased thereunder (and under the corresponding Regular Purchase) have been properly delivered to Lincoln Park in accordance with the Purchase Agreement prior to such time on such business day, and provided that the closing price of our common stock on the business day immediately preceding such business day is not less than $1.00 per share (subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction as provided in the Purchase Agreement), to purchase an additional amount of our common stock, which we refer to as an Additional Accelerated Purchase, of up to the lesser of:

●	30% of the aggregate shares of our common stock traded during a certain portion of the normal trading hours on such Accelerated Purchase date as determined in accordance with the Purchase Agreement, which period of time we refer to as the Additional Accelerated Purchase Measurement Period; and

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●	three times the number of purchase shares purchased pursuant to the Regular Purchase corresponding to the Accelerated Purchase that was completed on such Accelerated Purchase date on which an additional Accelerated Purchase notice was properly received.

We may, in our sole discretion, submit multiple Additional Accelerated Purchase notices to Lincoln Park prior to 1:00 p.m., Eastern time, on a single Accelerated Purchase date, provided that all prior Accelerated Purchases and Additional Accelerated Purchases (including those that have occurred earlier on the same day) have been completed and all of the shares to be purchased thereunder (and under the corresponding Regular Purchase) have been properly delivered to Lincoln Park in accordance with the Purchase Agreement.

The purchase price per share for each such Additional Accelerated Purchase will be equal to the lower of:

●	95% of the volume weighted average price of our common stock during the applicable Additional Accelerated Purchase Measurement Period on the applicable Additional Accelerated Purchase date; and

●	the closing sale price of our common stock on the applicable Additional Accelerated Purchase date.

In the case of the Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases, the purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the business days used to compute the purchase price.

Other than as described above, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Lincoln Park.

Events of Default

Events of default under the Purchase Agreement include the following:

●	the effectiveness of the registration statement of which this prospectus forms a part lapses for any reason (including, without limitation, the issuance of a stop order), or any required prospectus supplement and accompanying prospectus are unavailable for the resale by Lincoln Park of our common stock offered hereby, and such lapse or unavailability continues for a period of ten consecutive business days or for more than an aggregate of 30 business days in any 365-day period;

●	suspension by our principal market of our common stock from trading for a period of one business day;

●	the delisting of our common stock from the Nasdaq Capital Market, our principal market, provided our common stock is not immediately thereafter trading on the New York Stock Exchange, the Nasdaq Global Market, the Nasdaq Global Select Market, the NYSE American or the OTC Markets (or nationally recognized successor thereto);

●	the failure of our transfer agent to issue to Lincoln Park shares of our common stock within three business days after the applicable date on which Lincoln Park is entitled to receive such shares;

●	any breach of the representations, warranties or covenants contained in the Purchase Agreement or Registration Rights Agreement that has or could have a material adverse effect on us and, in the case of a breach of a covenant that is reasonably curable, that is not cured within five business days;

●	if at any time the Exchange Cap is reached, to the extent applicable;

●	any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us; or

●	if at any time we are not eligible to transfer our common stock electronically.

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Lincoln Park does not have the right to terminate the Purchase Agreement upon any of the events of default set forth above. During an event of default, all of which are outside of Lincoln Park’s control, we may not direct Lincoln Park to purchase any shares of our common stock under the Purchase Agreement.

Our Termination Rights

We have the unconditional right, at any time, for any reason and without any payment or liability to us, to give notice to Lincoln Park to terminate the Purchase Agreement. In the event of bankruptcy proceedings by or against us, the Purchase Agreement will automatically terminate without action of either party.

No Short-Selling or Hedging by Lincoln Park

Lincoln Park has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

Prohibitions on Variable Rate Transactions

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement other than a prohibition on entering into a “Variable Rate Transaction,” as defined in the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders

All 1,963,863 shares registered in this offering which have been or may be issued or sold by us to Lincoln Park under the Purchase Agreement are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 36 months commencing on the date that the registration statement including this prospectus becomes effective. The sale by Lincoln Park of a significant number of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. Sales of our common stock to Lincoln Park, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares to Lincoln Park, after Lincoln Park has acquired the shares, Lincoln Park may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us under the Purchase Agreement may result in substantial dilution to the percentage ownership of other holders of our common stock. In addition, if we sell a substantial number of shares to Lincoln Park under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Lincoln Park may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of our shares to Lincoln Park and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

Pursuant to the terms of the Purchase Agreement, we have the right, but not the obligation, to direct Lincoln Park to purchase up to $10,000,000 of our common stock. Depending on the price per share at which we sell our common stock to Lincoln Park pursuant to the Purchase Agreement, we may need to sell to Lincoln Park under the Purchase Agreement more shares of our common stock than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $10,000,000 total commitment available to us under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares of our common stock, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Lincoln Park under this prospectus is dependent upon the number of shares we direct Lincoln Park to purchase under the Purchase Agreement.

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The Purchase Agreement prohibits us from issuing or selling to Lincoln Park under the Purchase Agreement (i) shares of our common stock in excess of the Exchange Cap, unless we obtain stockholder approval to issue shares in excess of the Exchange Cap or the average price of all applicable sales of our common stock to Lincoln Park under the Purchase Agreement equals or exceeds $3.8385, such that the transactions contemplated by the Purchase Agreement are exempt from the Exchange Cap limitation under applicable Nasdaq rules, and (ii) any shares of our common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Lincoln Park and its affiliates, would exceed the Beneficial Ownership Cap.

The following table sets forth the amount of gross proceeds we would receive from Lincoln Park from our sale of shares to Lincoln Park under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share		Number of Registered Shares to be Issued if Full Purchase (1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Lincoln Park (2)	Proceeds from the Sale of Shares to Lincoln Park under the $10M Purchase Agreement
$1.00		1,679,376	16.65%	$1,669,359.00
$3.45	(3)	1,703,918	16.85%	$5,759,288.55
$4.00		1,888,108	18.34%	$7,375,404.00
$6.00		1,726,673	17.04%	$10,000,000.00
$8.00		1,310,006	13.48%	$10,000,000.00

(1)	Although the Purchase Agreement provides that we may sell up to $10,000,000 of our common stock to Lincoln Park, we are only registering 1,963,863 shares under this prospectus, which may or may not cover all the shares we ultimately sell to Lincoln Park under the Purchase Agreement, depending on the purchase price per share. As a result, we have included in this column only those shares that we are registering in this offering. If we seek to issue shares of our common stock, including shares from other transactions that may be aggregated with the transactions contemplated by the Purchase Agreement under the applicable rules of the Nasdaq Capital Market, in excess of 1,669,359 shares, or 19.99% of the total common stock outstanding immediately prior to the execution of the Purchase Agreement, we may be required to seek stockholder approval in order to be in compliance with the rules of the Nasdaq Capital Market.

(2)	The denominator is based on 8,346,797 shares outstanding as of July 24, 2019, adjusted to include (i) 60,006 commitment shares issued to Lincoln Park upon the execution of the Purchase Agreement and (ii) the number of shares set forth in the adjacent column which we would have issued to Lincoln Park, assuming the purchase price in the adjacent column. The numerator is based on the number of shares issuable under the Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column.

(3)	The closing sale price of our common stock on July 24, 2019.

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Selling Securityholder

This prospectus relates to the possible resale by the selling securityholder, Lincoln Park, of shares of common stock that have been or may be issued to Lincoln Park pursuant to the Purchase Agreement. We are filing the registration statement of which this prospectus forms a part pursuant to the provisions of the Registration Rights Agreement, which we entered into with Lincoln Park on July 15, 2019 concurrently with our execution of the Purchase Agreement, in which we agreed to provide certain registration rights with respect to sales by Lincoln Park of the shares of common stock that have been or may be issued to Lincoln Park under the Purchase Agreement.

Lincoln Park, as the selling securityholder, may, from time to time, offer and sell pursuant to this prospectus any or all of the shares that we have issued or may sell to Lincoln Park under the Purchase Agreement. The selling securityholder may sell some, all or none of its shares. We do not know how long the selling securityholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling securityholder regarding the sale of any of the shares.

The following table presents information regarding the selling securityholder and the shares that it may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the selling securityholder, and reflects its holdings as of July 24, 2019. Neither Lincoln Park nor any of its affiliates has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates. Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder.

Selling Securityholder	Shares Beneficially Owned Before this Offering		Percentage of Outstanding Shares Beneficially Owned Before this Offering		Shares to be Sold in this Offering Assuming the Company issues the Maximum Number of Shares Under the Purchase Agreement		Percentage of Outstanding Shares Beneficially Owned After this Offering
Lincoln Park Capital Fund, LLC (1)	128,055	(2)	1.5	%(3)	1,963,863	(4)	0.66

(1)	Josh Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital, LLC, are deemed to be beneficial owners of all of the shares of common stock owned by Lincoln Park Capital Fund, LLC. Messrs. Scheinfeld and Cope have shared voting and investment power over the shares being offered under the prospectus filed with the SEC in connection with the transactions contemplated under the Purchase Agreement. Lincoln Park Capital, LLC is not a licensed broker-dealer or an affiliate of a licensed broker-dealer.

(2)	Represents (a) 60,006 shares issued to Lincoln Park as initial commitment shares under the Purchase Agreement and being registered under this prospectus and (b) 68,049 shares of our common stock, representing shares that may be issued to Lincoln Park, as of the date of this prospectus, upon exercise of warrants to purchase our common stock, at certain fixed prices (that may be subject to adjustment as provided in such warrants), which warrants were acquired by Lincoln Park in connection with our initial public offering. Lincoln Park may not exercise these warrants if such shares, when aggregated with all other shares of our common stock then beneficially owned by Lincoln Park and its affiliates, would result in Lincoln Park and its affiliates having beneficial ownership of more than 4.99% of the then total outstanding shares of our common stock, as calculated in accordance with the terms of such warrants. Furthermore, under the terms of the Purchase Agreement, issuances and sales of shares of our common stock to Lincoln Park are subject to certain limitations on the amounts we may sell to Lincoln Park at any time, including the Exchange Cap and the Beneficial Ownership Cap. See the description under the heading “The Lincoln Park Transaction” for more information about the Purchase Agreement.

(3)	Based on outstanding shares of our common stock as of July 24, 2019.

(4)	Although the Purchase Agreement provides that we may sell up to $10,000,000 of our common stock to Lincoln Park in addition to the 60,006 shares that have already been issued to Lincoln Park, only 1,963,863 shares of our common stock are being offered under this prospectus that may be sold by us to Lincoln Park at our discretion from time to time over a 36-month period commencing after the satisfaction of certain conditions set forth in the Purchase Agreement, including that the SEC has declared effective the registration statement that includes this prospectus. Depending on the price per share at which we sell our common stock to Lincoln Park pursuant to the Purchase Agreement, we may need to sell to Lincoln Park under the Purchase Agreement more shares of our common stock than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $10,000,000 total commitment available to us under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares. The number of shares ultimately offered for resale by Lincoln Park is dependent upon the number of shares we sell to Lincoln Park under the Purchase Agreement.

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Description of Capital Stock

The following description summarizes important terms of our capital stock. For a complete description, you should refer to our certificate of incorporation and bylaws, forms of which are incorporated by reference to the exhibits to the registration statement of which this prospectus is a part, as well as the relevant portions of the Delaware law.

General

Our authorized capital stock consists of 30,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share, all of which shares of preferred stock are undesignated. Our board of directors may establish the rights and preferences of the preferred stock from time to time. As of July 24, 2019, there were 8,346,797 shares of common stock issued and outstanding, held of record by 40 stockholders, and no shares of preferred stock issued or outstanding.

Common Stock

Each holder of our common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative rights. Subject to any preferential rights of any outstanding preferred stock, holders of our common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. If there is a liquidation, dissolution or winding up of our company, holders of our common stock would be entitled to share in our assets remaining after the payment of liabilities and any preferential rights of any outstanding preferred stock.

Holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock will be fully paid and non-assessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred Stock

Under the terms of our certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible future acquisitions and other corporate purposes, will affect, and may adversely affect, the rights of holders of common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the board of directors determines the specific rights attached to that preferred stock. The effects of issuing preferred stock could include one or more of the following:

●	restricting dividends on the common stock;

●	diluting the voting power of the common stock;

●	impairing the liquidation rights of the common stock; or

●	delaying or preventing changes in control or management of our company.

We have no present plans to issue any shares of preferred stock.

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Warrants

We issued warrants to purchase a total of 1,700,000 shares of common stock as part of our initial public offering in February 2019. The warrants were issued in book-entry form under a warrant agent agreement between Equity Stock Transfer, LLC, as warrant agent, and our company, and are represented by one or more book-entry certificates deposited with DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC. The warrants are identical except for the respective number of shares purchased. You should review a copy of the form of warrant, which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions of the warrants.

The warrants are exercisable at any time after the date of issuance, and at any time up to 5:00 p.m., Eastern time, on the date that is five years after the date on which such warrants are issued, at which time any unexercised warrants will expire and cease to be exercisable. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise.

No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage will not be effective until the 61st day after such notice to us.

At any time when a registration statement covering the issuance of the shares of common stock issuable upon exercise of the warrants is not effective, the holder may, at its option, exercise its warrants on a cashless basis. When exercised on a cashless basis, a portion of the warrant is cancelled in payment of the purchase price payable in respect of the number of shares of our common stock that may be purchased upon such exercise.

The exercise price per share of common stock is $5.00. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock.

Subject to applicable laws, the warrants may be offered for sale, sold, transferred or assigned without our consent. There is currently no trading market for the warrants and a trading market may never develop.

The warrants are traded on the Nasdaq Capital Market under the symbol “IMACW.”

In the event of a fundamental transaction, as described in the warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.

Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

With the consent of the warrant holders holding a majority of the then outstanding warrants (as measured by the number of shares of common stock underlying such outstanding warrants), we may increase the exercise price, shorten the expiration date and amend all other warrant terms.

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Effect of Certain Provisions of our Charter and Bylaws and the Delaware Anti-Takeover Statute

Certain provisions of Delaware law, our certificate of incorporation and our bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, may have the effect of discouraging coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

No cumulative voting

The Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation and bylaws prohibit cumulative voting in the election of directors.

Undesignated preferred stock

The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue one or more series of preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Calling of special meetings of stockholders and action by written consent

Our charter documents provide that a special meeting of stockholders may be called only by resolution adopted by our board of directors, chairman of the board of directors or chief executive officer or upon the written request of stockholders owning at least 33 1/3% of the outstanding common stock. Stockholder owning less than such required amount may not call a special meeting, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

Our charter documents provide that any action required or permitted to be taken by the stockholders of the company must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by the stockholders.

Requirements for advance notification of stockholder nominations and proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. However, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Amendment of certificate of incorporation and bylaws

The amendment of certain provisions (including the above provisions) of our certificate of incorporation and bylaws requires approval by holders of at least two-thirds of our outstanding capital stock entitled to vote generally in the election of directors.

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Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

●	before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

●	at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, lease, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Choice of Forum

Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or if no Court of Chancery located within the State of Delaware has jurisdiction, the Federal District Court for the District of Delaware) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by our directors, officers, or other employees to us or to our stockholders, (iii) any action asserting a claim against us or any director, officer or other employee arising pursuant to any provision of the Delaware General Corporation Law, our certificate of incorporation or bylaws or (iv) any action asserting a claim against us or any director, officer or other employee that is governed by the internal affairs doctrine. It is possible that a court could rule that this provision is not applicable or is unenforceable. Any person or entity purchasing or otherwise acquiring shares of our capital stock will be deemed to have notice of and consented to this provision of our certificate of incorporation. However, this sole and exclusive forum provision will not apply in those instances where there is exclusive federal jurisdiction, including but not limited to certain actions arising under the Securities Act or the Exchange Act.

Limitations of Liability and Indemnification

See “Certain Relationships and Related Transactions — Indemnification Agreements.”

Exchange Listing

Our common stock and warrants are traded on the Nasdaq Capital Market under the symbols “IMAC” and “IMACW,” respectively.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and warrant agent for our warrants is Equity Stock Transfer, LLC, 237 West 37th Street, Suite 602, New York, NY 10018.

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Plan of Distribution

The common stock offered by this prospectus is being offered by the selling securityholder, Lincoln Park. The common stock may be sold or distributed from time to time by the selling securityholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents

●	“at the market” into an existing market for the common stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Lincoln Park has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of the common stock that it may purchase from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Lincoln Park has informed us that each such broker-dealer will receive commissions from Lincoln Park that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling securityholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions. Neither we nor Lincoln Park can presently estimate the amount of compensation that any agent will receive.

We know of no existing arrangements between Lincoln Park or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from the selling securityholder, and any other required information.

We will pay the expenses incident to the registration, offering and sale of the shares to Lincoln Park. We have agreed to indemnify Lincoln Park and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Lincoln Park has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Lincoln Park specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

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Lincoln Park has represented to us that at no time prior to the Purchase Agreement has Lincoln Park or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. Lincoln Park agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised Lincoln Park that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling securityholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the common stock offered by this prospectus.

This offering will terminate on the earlier of (i) termination of the Purchase Agreement or (ii) the date that all shares offered by this prospectus have been sold by Lincoln Park.

Our common stock is traded on the Nasdaq Capital Market under the symbol “IMAC.”

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Legal Matters

The validity of the common stock offered hereby will be passed upon for us by Olshan Frome Wolosky LLP, New York, New York.

Experts

The consolidated financial statements of IMAC Holdings, Inc. as of December 31, 2018 and 2017, and for each of the two years in the period ended December 31, 2018, appearing in this prospectus and registration statement have been audited by Daszkal Bolton LLP, independent registered public accounting firm, as set forth in their report which is incorporated by reference. Such financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

Incorporation of Certain Documents by Reference

This prospectus is part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. The Securities and Exchange Commission permits us to “incorporate by reference” the information contained in documents we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information that we file later with the Securities and Exchange Commission will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the Securities and Exchange Commission, and incorporate by reference in this prospectus:

●	our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on April 16, 2019;
●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 filed with the SEC on May 15, 2019;
●	our Current Reports on Form 8-K filed on March 25, 2019, April 3, 2019, April 25, 2019 (and Form 8-K/A filed on July 5, 2019 relating thereto), May 3, 2019, May 16, 2019, July 5, 2019, July 16, 2019 and August 9, 2019; and
●	the description of our common stock contained in the Registrant’s registration statement on Form 8-A filed with the SEC on February 4, 2019.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering (excluding any information furnished rather than filed) shall be deemed to be incorporated by reference into this prospectus.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished “ to the SEC pursuant to the Securities Exchange Act of 1934, as amended shall be incorporated by reference into this prospectus.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to:

IMAC Holdings, Inc.

1605 Westgate Circle

Brentwood, Tennessee 37027

Attention: Investor Relations

Telephone (844) 266-IMAC (4622)

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You also may access these filings on our website at http://www.imacregeneration.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

Where You Can Find Additional Information

We have filed with the SEC a registration statement on Form S-1, which includes exhibits, schedules and amendments, under the Securities Act with respect to the common stock we are offering pursuant to this prospectus. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the contract, agreement or other document summarized, but are not complete descriptions of all terms of those contracts, agreements or other documents. If we filed any of those contracts, agreements or other documents as an exhibit to the registration statement, you may read the contract, agreement or other document itself for a complete description of its terms. We are also be required to file annual, quarterly and special reports, proxy statements and other information with the SEC.

You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. To receive copies of public records not posted to the SEC’s web site at prescribed rates, you may complete an online form at http://www.sec.gov, send a fax to (202) 772-9337 or submit a written request to the SEC, Office of FOIA/PA Operations, 100 F Street, N.E., Mail Stop 2736, Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on their public reference room. You may also request a copy of these filings, at no cost, by writing us at 1605 Westgate Circle, Brentwood, Tennessee 37027 or telephoning us at (844) 266-IMAC (4622).

Disclosure of Commission Position on Indemnification
for Securities Act Liability

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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1,963,863 SHARES

OF

COMMON STOCK

PROSPECTUS

August __, 2019

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses and costs expected to be paid by us in connection with this offering. All amounts shown are estimates except for the SEC registration fee.

Amount to be Paid
SEC registration fee	$775
Printing and engraving expenses	2,500
Legal fees and expenses	20,000
Accounting fees and expenses	5,000
Transfer agent and registrar fees	2,500
Miscellaneous	4,225
Total	$35,000

ITEM 14. Indemnification of Directors and Officers

Effective as of May 31, 2018, we converted from a Kentucky limited liability company into a Delaware corporation and changed our name to IMAC Holdings, Inc. In connection with this conversion, we adopted a certificate of incorporation and bylaws and are now governed by the Delaware General Corporation Law, or the DGCL. Section 145(a) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that: (i) to the extent that a former or present director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; (ii) indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and (iii) the corporation may purchase and maintain insurance on behalf of any present or former director, officer, employee or agent of the corporation or any person who at the request of the corporation was serving in such capacity for another entity against any liability asserted against such person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

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Article VI of our certificate of incorporation authorizes us to provide for the indemnification of officers, directors and third parties acting on our behalf to the fullest extent permissible under Delaware law.

We have entered into indemnification agreements with our directors, executive officers and others, in addition to indemnification provided for in our bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future.

We have purchased and intend to maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

See also the undertakings set forth in response to Item 17 herein.

ITEM 15. Recent Sales of Unregistered Securities

Effective June 1, 2018, we converted from a Kentucky limited liability company into a Delaware corporation. In connection with the conversion, all of our outstanding membership interests were exchanged on a proportional basis into shares of common stock. The issuance of shares of common stock to our members in the conversion was exempt from registration under the Securities Act by virtue of the exemption contained in Section 4(a)(2) of the Securities Act on the basis that the transactions did not involve a public offering. No underwriters were involved in the issuances.

ITEM 16. Exhibits and Financial Statement Schedules

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dates as of April 1, 2019, by and among IMAC Holdings Inc., IMAC Management of Illinois, LLC, ISDI Holdings Inc. and Jason Hui.(3)

2.2	Amendment to Agreement and Plan of Merger, dated April 19, 2019, by and among IMAC Holdings Inc., IMAC Management of Illinois, LLC, ISDI Holdings, Inc., ISDI Holdings II, Inc., PHR Holdings, Inc., and Jason Hui. (3)

2.3	Unit Purchase Agreement among IMAC Holdings, Inc., IMAC of St. Louis, LLC and certain unitholders of IMAC of St. Louis LLC. (1)

2.4	Merger Agreement with Clinic Management Associates, LLC.(1)

2.5	Unit Purchase Agreement for Advantage Hand Therapy. (1)

2.6	Addendum to Merger Agreement with Clinic Management Associates, LLC. (1)

2.7	Addendum to Unit Purchase Agreement among IMAC Holdings, Inc., IMAC of St. Louis, LLC and certain unitholders of IMAC of St. Louis LLC. (1)

3.1	Certificate of Incorporation of IMAC Holdings, Inc.(1)

3.2	Certificate of Amendment to the Certificate of Incorporation of IMAC Holdings, Inc.(1)

3.3	Bylaws of IMAC Holdings, Inc.(1)

3.4	Certificate of Correction of the Certificate of Incorporation of IMAC Holdings, Inc.(6)

4.1	Specimen Common Stock Certificate.(1)

4.2	Form of Common Stock Warrant certificate.(1)

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4.3	Form of Warrant Agency Agreement between IMAC Holdings, Inc. and Equity Stock Transfer, LLC.(1)

4.4	Form of Underwriters’ Unit Purchase Option.(1)

5.1	Opinion of Olshan Frome Wolosky LLP, as to the legality of the common stock being offered.(1)

10.1†	2018 Incentive Compensation Plan.(1)

10.2	Form of Indemnification Agreement. (1)

10.3	Form of Securities Purchase Agreement between IMAC Holdings, LLC and investors listed therein. (1)

10.4	Management Services Agreement between IMAC Holdings, LLC and Integrated Medicine and Chiropractic Regeneration Center PSC. (1)

10.5	Promissory Note for $200,000, dated November 15, 2017, to Pinnacle Bank. (1)

10.6	Promissory Note for $101,096, dated March 8, 2017, to Tommy West. (1)

10.7	Promissory Note for $133,555.39, dated September 17, 2014, to Independence Bank of Kentucky. (1)

10.8	Promissory Note for $1,232,500, dated March 29, 2018, to Independence Bank of Kentucky. (1)

10.9	Commercial Line of Credit Agreement, dated July 9, 2017, between Integrated Medicine and Chiropractic Regeneration Center PSC and Independence Bank of Kentucky. (1)

10.10	Promissory Note for $150,000, dated November 15, 2017, to Pinnacle Bank. (1)

10.11	Commercial Line of Credit Agreement, dated May 1, 2018, between Integrated Medicine and Chiropractic Regeneration Center of St. Louis, LLC and Independence Bank of Kentucky. (1)

10.12	Promissory Note, dated May 4, 2016, to Independence Bank of Kentucky. (1)

10.13	Promissory Note for $500,000, dated December 1, 2016, to Edward S. Bredniak Revocable Trust U/A Dated August 14, 2015. (1)

10.14	Promissory Note for $2,000,000, dated June 1, 2018, to Edward S. Bredniak Revocable Trust U/A Dated August 14, 2015. (1)

10.15	Amendment to the 10.00% Promissory Note Due December 31, 2019, dated June 28, 2019, by and between IMAC Holdings, Inc. and Edward S. Bredniak.(4)

10.16	Employment Agreement, dated as of March 1, 2019, between IMAC Holdings, Inc. and Jeffrey S. Ervin.(2)

10.17	Employment Agreement, dated as of March 1, 2019, between IMAC Holdings, Inc. and Matthew C. Wallis (2).

10.18	Employment Agreement, dated as of April 19, 2019, between IMAC Holdings, Inc. and Jason Hui (3).

10.19	Purchase Agreement, dated as of July 15, 2019, by and between the Company and Lincoln Park Capital Fund, LLC.

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10.20	Registration Rights Agreement, dated as of July 15, 2019, by and between the Company and Lincoln Park Capital Fund, LLC (5).

14.1	Code of Ethics and Business Conduct. (1)

14.2	Code of Ethics for the CEO and Senior Financial Officers. (1)

21.1	List of subsidiaries.(2)

23.1	Consent of Olshan Frome Wolosky LLP (included in the opinion filed as Exhibit 5.1).

23.2*	Consent of Daszkal Bolton LLP, independent registered public accountants.

Unless otherwise indicated, exhibits were previously filed.

†	Compensatory plan or agreement.

*	Filed herewith

(1)	Filed as an exhibit to the Company’s Registration Statement on Form S-1, as amended, originally filed with the SEC on September 17, 2018 and incorporated herein by reference.
(2)	Filed as an exhibit to the Company’s Annual Report on Form 10-K filed with the SEC on April 16, 2019 and incorporated herein by reference.
(3)	Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on April 25, 2019 and incorporated herein by reference.
(4)	Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on July 7, 2019 and incorporated herein by reference.
(5)	Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on July 16, 2019 and incorporated herein by reference.
(6)	Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on August 9, 2019 and incorporated herein by reference.

(b)	Financial Statement Schedules

All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.

ITEM 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

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(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, State of Tennessee, on the 12th day of August 2019.

IMAC HOLDINGS, INC.

By:	/s/ Jeffrey S. Ervin
Jeffrey S. Ervin
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Jeffrey S. Ervin	Chief Executive Officer (principal executive	August 12, 2019
Jeffrey S. Ervin	officer) and Director

/s/ Matthew C. Wallis, DC		August 12, 2019
Matthew C. Wallis, DC	Chief Operating Officer and Director

/s/ Sheri Gardzina	Chief Financial Officer and Corporate Secretary	August 12, 2019
Sheri Gardzina	(principal financial and accounting officer)

/s/ George Hampton	Director	August 12, 2019
George Hampton

/s/ David Ellwanger	Director	August 12, 2019
David Ellwanger

/s/ Dean Weiland	Director	August 12, 2019
Dean Weiland

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